Exhibit 99

Item 8.  Consolidated Financial Statements

                                           GREAT PLAINS ENERGY
                                    Consolidated Statements of Income


Year ended December 31                         2001        2000         1999
                                                        (thousands)
Operating Revenues
   Electric sales revenues                  $1,363,483  $1,063,804  $  897,393
   Gas sales revenues                           15,754      48,297      20,814
   Other revenues                               82,681       3,767       3,275
      Total                                  1,461,918   1,115,868     921,482
Operating Expenses
   Fuel                                        163,846     153,144     129,255
   Purchased power                             394,176     190,171      94,697
   Gas purchased and production expenses        16,932      30,396      11,125
   Other                                       323,663     249,926     220,534
   Maintenance                                  77,802      74,466      62,589
   Depreciation and depletion                  158,771     132,378     123,269
   (Gain) Loss on property                     171,477     (99,118)      1,200
   General taxes                                98,060      92,228      93,051
      Total                                  1,404,727     823,591     735,720
Operating income                                57,191     292,277     185,762
Losses from equity investments                    (376)    (19,441)    (24,951)
Other income and expenses                      (29,440)    (15,353)     (7,382)
Interest charges                               103,332      75,686      68,334
Income (loss) before income taxes,
   extraordinary item and cumulative effect
   of changes in accounting principles         (75,957)    181,797      85,095
Income taxes                                   (35,914)     53,166       3,180
Income (loss) before extraordinary item
   and cumulative effect of changes in
   accounting principles                       (40,043)    128,631      81,915
Early extinguishment of debt,
   net of income taxes (Note 17)                15,872           -           -
Cumulative effect to January 1, 2000,
   of changes in accounting principles,
   net of income taxes (Note 3)                      -      30,073           -
Net income (loss)                              (24,171)    158,704      81,915
Preferred stock dividend requirements            1,647       1,649       3,733
Earnings (loss) available for common stock  $  (25,818) $  157,055  $   78,182
Average number of common shares outstanding     61,864      61,864      61,898
Basic and diluted earnings (loss) per
   common share before extraordinary item
   and cumulative effect of changes in
   accounting principles                    $    (0.68) $     2.05  $     1.26
Early extinguishment of debt                      0.26           -           -
Cumulative effect to January 1, 2000, of
   changes in accounting principles                  -        0.49           -
Basic and diluted earnings (loss) per
   common share                             $    (0.42) $     2.54  $     1.26

Cash dividends per common share             $     1.66  $     1.66  $     1.66

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                   GREAT PLAINS ENERGY
                               Consolidated Balance Sheets



At December 31                                            2001          2000
                                                              (thousands)
ASSETS
Current Assets
   Cash and cash equivalents                         $    29,034   $    34,877
   Receivables                                           152,114       115,356
   Equity securities                                           -        18,597
   Fuel inventories, at average cost                      22,246        20,802
   Materials and supplies, at average cost                50,696        46,402
   Current income taxes                                   31,031             -
   Deferred income taxes                                   5,061           737
   Other                                                  19,167        14,455
      Total                                              309,349       251,226
Nonutility Property and Investments
   Affordable housing limited partnerships                81,136        98,129
   Gas property and investments                           43,385        47,654
   Nuclear decommissioning trust fund                     61,766        56,800
   Other                                                  64,519        81,624
      Total                                              250,806       284,207
Utility Plant, at Original Cost
   Electric                                            4,332,464     3,832,655
   Less-accumulated depreciation                       1,793,786     1,645,450
      Net utility plant in service                     2,538,678     2,187,205
   Construction work in progress                          51,265       309,629
   Nuclear fuel, net of amortization
      of $127,101 and $110,014                            33,771        30,956
      Total                                            2,623,714     2,527,790
Deferred Charges
   Regulatory assets                                     124,406       139,456
   Prepaid pension costs                                  88,337        68,342
   Goodwill                                               37,066        11,470
   Other deferred charges                                 30,724        11,400
      Total                                              280,533       230,668
      Total                                          $ 3,464,402   $ 3,293,891

LIABILITIES AND CAPITALIZATION
Current Liabilities
   Notes payable                                     $   144,404   $         -
   Commercial paper                                       62,000        55,600
   Current maturities of long-term debt                  238,767        93,645
   EIRR bonds classified as current (Note 13)            177,500       177,500
   Accounts payable                                      173,956       158,242
   Accrued taxes                                          14,324        14,402
   Accrued interest                                       13,262        12,553
   Accrued payroll and vacations                          26,422        28,257
   Accrued refueling outage costs                         12,979         1,890
   Other                                                  35,810        14,877
      Total                                              899,424       556,966
Deferred Credits and Other Liabilities
   Deferred income taxes                                 594,704       590,220
   Deferred investment tax credits                        45,748        50,037
   Accrued nuclear decommisioning costs                   63,040        58,047
   Other                                                 114,085        63,860
      Total                                              817,577       762,164
Capitalization (see statements)                        1,747,401     1,974,761
Commitments and Contingencies (Note 6)
      Total                                          $ 3,464,402   $ 3,293,891

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                               GREAT PLAINS ENERGY
                      Consolidated Statements of Capitalization



At December 31                                          2001          2000
                                                            (thousands)
Long-term Debt (excluding current maturities)
   General Mortgage Bonds
      Medium-Term Notes due 2003-08,
        7.28% and 7.18% weighted-average rate        $   179,000   $   206,000
      2.71%* and 5.59%** EIRR bonds due 2012-23          158,768       158,768
      EIRR bonds classified as
        current liabilities (Note 13)                    (31,000)      (31,000)
   Senior Notes
      7.125% due 2005                                    250,000       250,000
      6.500% due 2011                                    150,000             -
      Unamortized discount                                  (660)         (550)
   Medium-Term Notes
      6.69%** due 2002                                         -       200,000
   EIRR bonds
      3.25%* and 5.55%** Series A & B due 2015           106,500       106,500
      3.25%* and 4.35%** Series D due 2017                40,000        40,000
      EIRR bonds classified as
        current liabilities (Note 13)                   (146,500)     (146,500)
      4.50%* and 4.50%** Series C due 2017                50,000        50,000
   Subsidiary Obligations
      R.S. Andrews Enterprises, Inc. long-term debt
         8.14% weighted-average rate due 2003-07           2,832             -
      Affordable Housing Notes
         8.16% and 8.29% weighted-average rate
         due 2003-08                                      19,746        31,129
         Total                                           778,686       864,347
Company-obligated Mandatorily Redeemable
   Preferred Securities of a trust holding solely
   KCPL Subordinated Debentures                          150,000       150,000
Cumulative Preferred Stock
   $100 Par Value
      3.80% - 100,000 shares issued                       10,000        10,000
      4.50% - 100,000 shares issued                       10,000        10,000
      4.20% - 70,000 shares issued                         7,000         7,000
      4.35% - 120,000 shares issued                       12,000        12,000
   $100 Par Value - Redeemable
      4.00%                                                    -            62
         Total                                            39,000        39,062
Common Stock Equity
   Common stock-150,000,000 shares authorized
      without par value 61,908,726 shares issued,
      stated value                                       449,697       449,697
   Capital stock premium and expense                      (1,656)       (1,666)
   Retained earnings (see statements)                    344,815       473,321
   Accumulated other comprehensive loss
      Loss on derivative hedging instruments             (12,110)            -
      Minimum pension liability                           (1,031)            -
         Total                                           779,715       921,352
         Total                                       $ 1,747,401   $ 1,974,761
*   Variable rate securities, weighted-average rate as of December 31, 2001
**   Variable rate securities, weighted-average rate as of December 31, 2000
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                 GREAT PLAINS ENERGY
                         Consolidated Statements of Cash Flows



 Year Ended December 31                             2001       2000       1999
                                                           (thousands)
 Cash Flows from Operating Activities
 Net income (loss)                              $ (24,171) $ 158,704  $ 81,915
 Adjustments to reconcile income to net cash
    from operating activities:
       Early extinguishment of debt, net of
          income taxes                            (15,872)         -         -
       Cumulative effect of changes in
          accounting principles, net of
          income taxes                                  -    (30,073)        -
       Depreciation and depletion                 158,771    132,378   123,269
       Amortization of:
          Nuclear fuel                             17,087     15,227    15,782
          Other                                    16,755     11,940    12,263
       Deferred income taxes (net)                   (301)   (29,542)  (26,784)
       Investment tax credit amortization          (4,289)    (4,296)   (4,453)
       Fuel contract settlement                         -          -   (13,391)
       Loss from equity investments                   376     19,441    24,951
       (Gain) Loss on property                    171,477    (99,118)    1,200
       Kansas rate refund accrual                       -          -   (14,200)
       Allowance for equity funds
          used during construction                 (3,616)    (4,001)   (2,657)
       Other operating activities (Note 2)        (37,356)    23,213   (37,786)
           Net cash from operating activities     278,861    193,873   160,109
 Cash Flows from Investing Activities
 Utility capital expenditures                    (262,030)  (401,041) (180,687)
 Allowance for borrowed funds
    used during construction                       (9,197)   (12,184)   (3,378)
 Purchases of investments                         (46,105)   (55,531)  (35,072)
 Purchases of nonutility property                 (66,119)   (25,466)  (55,792)
 Proceeds from sale of assets                      66,460    225,958    39,617
 Hawthorn No. 5 partial insurance recovery         30,000     50,000    80,000
 Loan to DTI prior to majority ownership          (94,000)         -         -
 Other investing activities                        10,306     18,967   (10,316)
           Net cash from investing activities    (370,685)  (199,297) (165,628)
 Cash Flows from Financing Activities
 Issuance of long-term debt                       249,597    500,445    10,889
 Repayment of long-term debt                     (193,145)  (179,858) (109,060)
 Net change in short-term borrowings              140,747   (183,099)  228,699
 Dividends paid                                  (104,335)  (104,335) (106,662)
 Redemption of preferred stock                          -          -   (50,000)
 Other financing activities                        (6,883)    (5,925)    1,513
           Net cash from financing activities      85,981     27,228   (24,621)
 Net Change in Cash and Cash Equivalents           (5,843)    21,804   (30,140)
 Cash and Cash Equivalents at Beginning of Year    34,877     13,073    43,213
 Cash and Cash Equivalents at End of Year       $  29,034  $  34,877  $ 13,073

 The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                 GREAT PLAINS ENERGY
                    Consolidated Statements of Comprehensive Income



Year Ended December 31                              2001       2000       1999
                                                           (thousands)
Net Income (Loss)                               $ (24,171) $ 158,704  $ 81,915

Other comprehensive loss:
   Unrealized loss on securites
     available for sale                                 -          -    (3,778)
   Income tax benefit                                   -          -     1,367
     Net unrealized loss on
        securites available for sale                    -          -    (2,411)

   Loss on derivative
     hedging instruments                          (43,706)         -         -
   Income tax benefit                              18,136          -         -
     Net loss on derivative
          hedging instruments                     (25,570)         -         -

   Minimum pension liability                       (1,691)         -         -
   Income tax benefit                                 660          -         -
     Net minimum pension liability                 (1,031)         -         -

   Reclassification to revenues
     and expenses, net of tax                      (3,983)     2,337         -

   Comprehensive income before
     cumulative effect of a
     change in accounting
     principles, net of
     income taxes                                 (54,755)   161,041    79,504
   Cumulative effect to
     January 1, 2001, of a
     change in accounting
     principles, net of
     income taxes                                  17,443          -         -


 Comprehensive Income (Loss)                    $ (37,312) $ 161,041 $ 79,504

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                                 GREAT PLAINS ENERGY
                    Consolidated Statements of Retained Earnings




                                                    2001       2000       1999
Year Ended December 31                                     (thousands)
 Beginning Balance                             $ 473,321  $ 418,952  $ 443,699
 Net Income (Loss)                               (24,171)   158,704     81,915
                                                 449,150    577,656    525,614
 Dividends Declared
    Preferred stock -
      at required rates                            1,647      1,649      3,911
    Common stock                                 102,688    102,686    102,751

 Ending Balance                                $ 344,815  $ 473,321  $ 418,952

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           KANSAS CITY POWER & LIGHT COMPANY
                           Consolidated Statements of Income



Year ended December 31                    2001           2000           1999
                                                     (thousands)
Operating Revenues
   Electric sales revenues            $ 1,256,121    $ 1,063,804    $  897,393
   Other revenues                          94,773         52,064        24,089
      Total                             1,350,894      1,115,868       921,482
Operating Expenses
   Fuel                                   163,846        153,144       129,255
   Purchased power                        304,862        190,171        94,697
   Gas purchased and production expenses   17,454         30,396        11,125
   Other                                  304,704        249,926       220,534
   Maintenance                             77,172         74,466        62,589
   Depreciation and depletion             152,893        132,378       123,269
   (Gain) Loss on property                (22,026)       (99,118)        1,200
   General taxes                           97,288         92,228        93,051
      Total                             1,096,193        823,591       735,720
Operating income                          254,701        292,277       185,762
Losses from equity investments               (501)       (19,441)      (24,951)
Other income and expenses                 (22,440)       (15,353)       (7,382)
Interest charges                           97,653         75,686        68,334
Income before income taxes, extraordinary
   item and cumulative effect of changes
   in accounting principles               134,107        181,797        85,095
Income taxes                               30,288         53,166         3,180
Income before extraordinary item
   and cumulative effect of changes in
   accounting principles                  103,819        128,631        81,915
Early extinguishment of debt,
   net of income taxes                     15,872              -             -
Cumulative effect to January 1, 2000,
   of changes in accounting principles,
   net of income taxes (Note 3)                 -         30,073             -
Net income                                119,691        158,704        81,915
Preferred stock dividend requirements       1,098          1,649         3,733
Earnings available for common stock   $   118,593    $   157,055    $   78,182

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   KANSAS CITY POWER & LIGHT COMPANY
                      Consolidated Balance Sheets



At December 31                                          2001          2000
                                                            (thousands)
ASSETS
Current Assets
   Cash and cash equivalents                         $       962   $    34,877
   Receivables                                            62,511       115,356
   Equity securities                                           -        18,597
   Fuel inventories, at average cost                      22,246        20,802
   Materials and supplies, at average cost                50,696        46,402
   Deferred income taxes                                   5,061           737
   Other                                                  11,484        14,455
      Total                                              152,960       251,226
Nonutility Property and Investments
   Affordable housing limited partnerships                     -        98,129
   Gas property and investments                                -        47,654
   Nuclear decommissioning trust fund                     61,766        56,800
   Other                                                  40,797        81,624
      Total                                              102,563       284,207
Utility Plant, at Original Cost
   Electric                                            4,332,464     3,832,655
   Less-accumulated depreciation                       1,793,786     1,645,450
      Net utility plant in service                     2,538,678     2,187,205
   Construction work in progress                          51,265       309,629
   Nuclear fuel, net of amortization
      of $127,101 and $110,014                            33,771        30,956
      Total                                            2,623,714     2,527,790
Deferred Charges
   Regulatory assets                                     124,406       139,456
   Prepaid pension costs                                  88,337        68,342
   Goodwill                                               22,952        11,470
   Other deferred charges                                 30,724        11,400
      Total                                              266,419       230,668
      Total                                          $ 3,145,656   $ 3,293,891

LIABILITIES AND CAPITALIZATION
Current Liabilities
   Notes payable                                     $    20,404   $         -
   Commercial paper                                       62,000        55,600
   Current maturities of long-term debt                  227,383        93,645
   EIRR bonds classified as current (Note 13)            177,500       177,500
   Accounts payable                                      113,029       158,242
   Accrued taxes                                          15,895        14,402
   Accrued interest                                       11,327        12,553
   Accrued payroll and vacations                          22,581        28,257
   Accrued refueling outage costs                         12,979         1,890
   Other                                                  14,562        14,877
      Total                                              677,660       556,966
Deferred Credits and Other Liabilities
   Deferred income taxes                                 630,699       590,220
   Deferred investment tax credits                        45,748        50,037
   Accrued nuclear decommisioning costs                   63,040        58,047
   Other                                                  75,186        63,860
      Total                                              814,673       762,164
Capitalization (see statements)                        1,653,323     1,974,761
Commitments and Contingencies (Note 6)
      Total                                          $ 3,145,656   $ 3,293,891

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                         KANSAS CITY POWER & LIGHT COMPANY
                     Consolidated Statements of Capitalization



At December 31                                           2001          2000
                                                             (thousands)
Long-term Debt (excluding current maturities)
   General Mortgage Bonds
      Medium-Term Notes due 2003-08,
        7.28% and 7.18% weighted-average rate        $   179,000   $   206,000
      2.71%* and 5.59%** EIRR bonds due 2012-23          158,768       158,768
      EIRR bonds classified as
        current liabilities (Note 13)                    (31,000)      (31,000)
   Senior Notes
      7.125% due 2005                                    250,000       250,000
      6.500% due 2011                                    150,000             -
      Unamortized discount                                  (660)         (550)
   Medium-Term Notes
      6.69%** due 2002                                         -       200,000
   EIRR bonds
      3.25%* and 5.55%** Series A & B due 2015           106,500       106,500
      3.25%* and 4.35%** Series D due 2017                40,000        40,000
      EIRR bonds classified as
        current liabilities (Note 13)                   (146,500)     (146,500)
      4.50%* and 4.50%** Series C due 2017                50,000        50,000
   Subsidiary Obligations
      R.S. Andrews Enterprises, Inc. long-term debt
         8.14% weighted-average rate due 2003-07           2,832             -
      Affordable Housing Notes
         8.29% weighted-average rate due 2003-08               -        31,129
         Total                                           758,940       864,347
Company-obligated Mandatorily Redeemable
   Preferred Securities of a trust holding solely
   KCPL Subordinated Debentures                          150,000       150,000
Cumulative Preferred Stock
   $100 Par Value
      3.80% - 100,000 shares issued                            -        10,000
      4.50% - 100,000 shares issued                            -        10,000
      4.20% - 70,000 shares issued                             -         7,000
      4.35% - 120,000 shares issued                            -        12,000
   $100 Par Value - Redeemable
      4.00%                                                    -            62
         Total                                                 -        39,062
Common Stock Equity
   Common stock-150,000,000 shares authorized
      without par value 61,908,726 shares issued,
         stated value                                          -       449,697
   Common stock-1,000 shares authorized without
      par value 1 share issued, stated value ***         487,041             -
   Capital stock premium and expense                      39,000        (1,666)
   Retained earnings (see statements)                    219,524       473,321
   Accumulated other comprehensive loss
      Loss on derivative hedging instruments                (151)            -
      Minimum pension liability                           (1,031)            -
         Total                                           744,383       921,352
         Total                                       $ 1,653,323   $ 1,974,761
*   Variable rate securities, weighted-average rate as of December 31, 2001
**  Variable rate securities, weighted-average rate as of December 31, 2000
*** Reflects common stock value held by Great Plains Energy resulting from the exchange of KCP&L common stock to Great Plains Energy common stock and the transfer of $39 million of preferred stock and the associated stock premium and discount to Great Plains Energy due to the October 1, 2001 formation of the holding company.
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                KANSAS CITY POWER & LIGHT COMPANY
              Consolidated Statements of Cash Flows



 Year Ended December 31                             2001       2000       1999
                                                           (thousands)
 Cash Flows from Operating Activities
 Net income                                     $ 119,691  $ 158,704  $ 81,915
 Adjustments to reconcile income to net cash
    from operating activities:
       Early extinguishment of debt, net of
          income taxes                            (15,872)         -         -
       Cumulative effect of changes in
          accounting principles, net of
          income taxes                                  -    (30,073)        -
       Depreciation and depletion                 152,893    132,378   123,269
       Amortization of:
          Nuclear fuel                             17,087     15,227    15,782
          Other                                    15,717     11,940    12,263
       Deferred income taxes (net)                 12,867    (29,542)  (26,784)
       Investment tax credit amortization          (4,289)    (4,296)   (4,453)
       Fuel contract settlement                         -          -   (13,391)
       Loss from equity investments                   501     19,441    24,951
       (Gain) Loss on property                    (22,026)   (99,118)    1,200
       Kansas rate refund accrual                       -          -   (14,200)
       Allowance for equity funds
          used during construction                 (3,616)    (4,001)   (2,657)
       Other operating activities (Note 2)        (35,322)    23,213   (37,786)
       Net cash from operating activities         237,631    193,873   160,109
 Cash Flows from Investing Activities
 Utility capital expenditures                    (262,030)  (401,041) (180,687)
 Allowance for borrowed funds
    used during construction                       (9,197)   (12,184)   (3,378)
 Purchases of investments                         (41,548)   (55,531)  (35,072)
 Purchases of nonutility property                 (49,254)   (25,466)  (55,792)
 Proceeds from sale of assets                      64,072    225,958    39,617
 Hawthorn No. 5 partial insurance recovery         30,000     50,000    80,000
 Loan to DTI prior to majority ownership          (94,000)         -         -
 Other investing activities                         8,087     18,967   (10,316)
       Net cash from investing activities        (353,870)  (199,297) (165,628)
 Cash Flows from Financing Activities
 Issuance of long-term debt                       249,597    500,445    10,889
 Repayment of long-term debt                      (93,099)  (179,858) (109,060)
 Net change in short-term borrowings               14,524   (183,099)  228,699
 Dividends paid                                   (78,246)  (104,335) (106,662)
 Dividends paid to Great Plains Energy            (25,677)         -         -
 Cash of KLT Inc. and GPP dividended to
    Great Plains Energy                           (19,115)         -         -
 Redemption of preferred stock                          -          -   (50,000)
 Equity contribution from Great Plains Energy      39,000          -         -
 Other financing activities                        (4,660)    (5,925)    1,513
       Net cash from financing activities          82,324     27,228   (24,621)
 Net Change in Cash and Cash Equivalents          (33,915)    21,804   (30,140)
 Cash and Cash Equivalents at Beginning of Year    34,877     13,073    43,213
 Cash and Cash Equivalents at End of Year       $     962  $  34,877  $ 13,073

 The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                 KANSAS CITY POWER & LIGHT COMPANY
          Consolidated Statements of Comprehensive Income


Year Ended December 31                              2001       2000       1999
                                                           (thousands)
Net income                                      $ 119,691  $ 158,704  $ 81,915

Other comprehensive loss:
   Unrealized loss on securites
     available for sale                                 -          -    (3,778)
   Income tax benefit                                   -          -     1,367
     Net unrealized loss on
        securites available for sale                    -          -    (2,411)

   Loss on derivative
     hedging instruments                          (39,952)         -         -
   Income tax benefit                              16,590          -         -
     Net loss on derivative
        hedging instruments                       (23,362)         -         -

   Minimum pension liability                       (1,691)         -         -
   Income tax benefit                                 660          -         -
     Net minimum pension liability                 (1,031)         -         -

   Reclassification to revenues
        and expenses, net of tax                   (7,687)     2,337         -

   Comprehensive income before
     cumulative effect of a
     change in accounting
     principles, net of
     income taxes                                  87,611    161,041    79,504
   Cumulative effect to
     January 1, 2001, of a
     change in accounting
     principles, net of
     income taxes                                  17,443          -         -


Comprehensive Income                            $ 105,054  $ 161,041  $ 79,504

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                 KANSAS CITY POWER & LIGHT COMPANY
            Consolidated Statements of Retained Earnings




Year Ended December 31                              2001       2000       1999
                                                           (thousands)
 Beginning Balance                              $ 473,321  $ 418,952  $ 443,699
 Net Income                                       119,691    158,704     81,915
                                                  593,012    577,656    525,614
 Dividends Declared
    Preferred stock -
      at required rates                               824      1,649      3,911
    Common stock                                   77,011    102,686    102,751
    Common stock held by
      Great Plains Energy                          25,677          -          -
    Equity dividend of KLT Inc.
      and GPP to Great Plains Energy              269,976          -          -

 Ending Balance                                 $ 219,524  $ 473,321  $ 418,952

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  GLOSSARY OF TERMS

The following is a glossary of frequently used abbreviations or acronyms that are found throughout this report:

Abbreviation or Acronym               Definition

APB                 Accounting Principles Board
Clean Air Act       Clean Air Act Amendments of 1990
CO2                 Carbon Dioxide
Consolidated KCP&L  KCP&L and its subsidiary HSS
DIP                 Debtor-in-Possession
DTI                 DTI Holdings, Inc. and its subsidiary Digital Teleport Inc.
DOE                 Department of Energy
EIRR bonds          Environmental Improvement Revenue Refunding bonds
EPA                 Environmental Protection Agency
EPS                 Earnings per share
FASB                Financial Accounting Standards Board
FERC                Federal Energy Regulatory Commission
GAAP                Generally Accepted Accounting Principles
IBEW                International Brotherhood of Electrical Workers
IOUs                Investor owned utilities
GPP                 Great Plains Power Incorporated, a subsidiary of Great
                    Plains Energy Incorporated
HSS                 Home Service Solutions Inc., a subsidiary of KCP&L
KCC                 The State Corporation Commission of the State of Kansas
KCP&L               Kansas City Power & Light Company, a regulated electric
                    utility subsidiary of Great Plains Energy Incorporated
MACT                Maximum Achievable Control Technology
MISO                Midwest Independent System Operator
MPSC                Missouri Public Service Commission
mw                  Megawatt
NEIL                Nuclear Electric Insurance Limited
NOx                 Nitrogen Oxide
NRC                 Nuclear Regulatory Commission
PCBs                Polychlorinated biphenyls
PUHCA               Public Utility Holding Company Act of 1935
RSAE                R.S. Andrews Enterprises, Inc. a consumer services company in which HSS owns a 72% equity interest
RTO                 Regional Transmission Organization
SEC                 Securities and Exchange Commission
SPP                 Southwest Power Pool
SFAS                Statement of Financial Accounting Standards
Superfund law       Federal Comprehensive Environmental Response, Compensation
                    and Liability Act
WCNOC               Wolf Creek Nuclear Operating Corporation

GREAT PLAINS ENERGY INCORPORATED
KANSAS CITY POWER & LIGHT COMPANY
Notes to Consolidated Financial Statements

The notes to consolidated financial statements that follow are a combined presentation for Great Plains Energy and consolidated KCP&L, both registrants under this filing. Effective October 1, 2001, KCP&L completed its formation of the holding company and became a wholly owned subsidiary of Great Plains Energy. Additionally, KCP&L dividended to Great Plains Energy, its ownership in KLT Inc. and GPP.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Great Plains Energy (The Company)
Great Plains Energy is a registered holding company under the PUHCA. Effective October 1, 2001, all outstanding KCP&L shares were exchanged one for one for shares of Great Plains Energy. The Great Plains Energy trading symbol "GXP" replaced the KCP&L trading symbol "KLT" on the New York Stock Exchange.

Effective October 1, 2001, KCP&L dividended its 100% ownership of KLT Inc. and GPP to Great Plains Energy. As a result, those companies are subsidiaries of Great Plains Energy and are not included in consolidated KCP&L's results of operations and financial position since that date.

Great Plains Energy's consolidated financial statements include consolidated KCP&L, KLT Inc. and GPP. The presentation of prior years results of operations and financial position for Great Plains Energy is provided for comparative purposes and is identical to the results of operations and financial position for consolidated KCP&L, prior to formation of the holding company, presented for those years. Intercompany balances and transactions have been eliminated in consolidation.

Consolidated KCP&L
KCP&L's consolidated financial statements include its wholly owned subsidiary HSS. In addition, KCP&L's consolidated results of operations include KLT Inc. and GPP for all periods prior to the October 1, 2001, formation of the holding company. KCP&L is a medium-sized, integrated electric utility with more than 474,000 customers at year-end in western Missouri and eastern Kansas. About 95% of KCP&L's retail electric revenues are from the Kansas City metropolitan area, an agribusiness center and major regional center for wholesale, retail and service companies. About 60% of KCP&L's 2001 retail megawatt-hour sales were to Missouri customers, the remainder to Kansas customers.

The rates charged by KCP&L are approved by the FERC and the state utility commissions, the MPSC and the KCC. The FERC regulates wholesale electricity operations and transmission rates and the state commissions regulate retail generation and distribution rates.

HSS, a wholly owned, unregulated subsidiary, owns 72% of RSAE, a consumer services company in Atlanta, Georgia. In 2001, HSS acquired majority ownership in RSAE and changed the method of accounting for RSAE from the equity method to consolidation. In addition, HSS owns all the stock of Worry Free Service, Inc. (Worry Free). Worry Free assists residential customers in obtaining financing primarily for heating and air conditioning equipment.

KLT Inc. and GPP
KLT Inc., formed in 1992, is an investment company focusing on energy-related ventures that are unregulated with high growth potential. KLT Inc.'s major holdings consist of Strategic Energy, KLT Gas, and investments in affordable housing limited partnerships. GPP, formed in 2001, will be a competitive generator that will sell to the wholesale market.

The preparation of Great Plains Energy and KCP&L's consolidated financial statements conforms with GAAP. Additionally, KCP&L's consolidated financial statements conform with the standards set forth by the FERC. GAAP requires in certain instances the use of estimates and assumptions that affect amounts reported in the financial statements along with the disclosure of commitments and contingencies at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents
Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less.

Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Current Assets and Current Liabilities-The stated value of financial instruments classified as current assets or liabilities approximates fair value due to the short-term nature of the instruments. At December 31, 2000, the equity securities were considered trading securities and therefore were recorded at fair value based on quoted market prices.

Investments and Nonutility Property-KCP&L's nuclear decommissioning trust fund is recorded at fair value. Fair value is based on quoted market prices of the investments held by the fund. The fair value of KLT Investments' affordable housing limited partnership total portfolio, based on the discounted cash flows generated by tax credits, tax deductions and sale of properties, approximates book value. The fair values of other various investments are not readily determinable and the investments are therefore stated at cost.

Long-term debt-The incremental borrowing rate for similar debt was used to determine fair value if quoted market prices were not available. The stated values approximate fair market values.

Investments in Affordable Housing Limited Partnerships
At December 31, 2001, KLT Investments had $81.1 million in affordable housing limited partnerships. About 68% of these investments were recorded at cost; the equity method was used for the remainder. Tax expense is reduced in the year tax credits are generated. The investments generate future cash flows from tax credits and tax losses of the partnerships. The investments also generate cash flows from the sales of the properties (estimated residual value). For most investments, tax credits are received over ten years. A change in accounting principle relating to investments made after May 19, 1995, requires the use of the equity method when a company owns more than 5% in a limited partnership investment. Of the investments recorded at cost, $52.9 million exceed this 5% level but were made before May 19, 1995.

On a quarterly basis, KLT Investments compares the cost of those properties accounted for by the cost method to the total of projected residual value of the properties and remaining tax credits to be received. Estimated residual values are based on studies performed by an independent firm. Based on the latest comparison, KLT Investments reduced its investments in affordable housing limited partnerships by $13.5 million in 2001 and $2.4 million in 2000. Projected annual reductions of the book cost for the years 2002 through 2006 total $9 million, $12 million, $8 million, $7 million and $6 million, respectively. Even after these reductions, earnings from affordable housing are expected to be positive for the next five years.

These projections are based on the latest information available but the ultimate amount and timing of actual reductions made could be significantly different from the above estimates.

Securities Available for Sale
In 2000, CellNet completed a sale of its assets to a third party causing KLT's investment in CellNet to become worthless. Accordingly, in March 2000, KLT Inc. realized losses on its investment in CellNet of $4.8 million before taxes ($0.05 per share). At December 31, 1999, $3.8 million before taxes of this loss had been reported as an unrealized loss in the Consolidated Statement of Comprehensive Income. These pre-tax amounts were reduced by taxes of $1.7 million in 2000 and $1.4 million in 1999.

Prior to realizing the losses, the investment in CellNet had been accounted for as securities available for sale and adjusted to market value, with unrealized gains or (losses) reported as a separate component of comprehensive income. The cost of these securities available for sale that KLT Investments II held as of December 31, 1999, was $4.8 million. Accumulated net unrealized losses were $2.3 million at December 31, 1999.

Utility Plant
KCP&L's utility plant is stated at historical costs of construction. These costs include taxes, an allowance for funds used during construction (AFDC) and payroll-related costs, including pensions and other fringe benefits. Replacements, improvements and additions to units of property are capitalized. Repairs of property and replacements of items not considered to be units of property are expensed as incurred (except as discussed under Wolf Creek Refueling Outage Costs). When property units are retired or otherwise disposed, the original cost, net of salvage and removal, is charged to accumulated depreciation.

Through December 31, 2001, KCP&L received $160 million in insurance recoveries related to property destroyed in the February 17, 1999, explosion at the Hawthorn No. 5 generating unit. Recoveries received have been recorded as an increase in accumulated depreciation.

AFDC represents the cost of borrowed funds and a return on equity funds used to finance construction projects. AFDC on borrowed funds reduces interest charges. AFDC on equity funds is included as a
noncash item in Other income and expenses.   The rates used to compute
gross AFDC are compounded semi-annually and averaged 6.8% for 2001, 7.5% for 2000, and 7.7% for 1999.

Depreciation is computed using the straight-line method over the estimated lives of depreciable property based on rates approved by state regulatory authorities. Annual depreciation rates average about 3%.

Natural Gas Properties
KLT Gas follows the full cost method of accounting for its natural gas properties. Under the full cost method, all costs of acquisition, exploration and development of natural gas reserves are capitalized regardless of success. Any excess of book value plus costs to develop over the present value (10% discount rate) of estimated future net revenues (at year-end prices) from the natural gas reserves would be expensed.

Natural gas property and equipment included in the gas property and investments totaled $39.9 million, net of accumulated depreciation of $5.0 million, in 2001 and $18.1 million, net of accumulated depreciation of $1.1 million, in 2000.

Depletion, depreciation and amortization of these assets are calculated using the units of production method. The depletion per mmBtu was $1.35 for 2001, $0.63 for 2000 and $0.42 for 1999. Unproved
gas properties are not amortized but are assessed for impairment either individually or on an aggregated basis. All natural gas property interests owned by KLT Gas are located in the United States.

Wolf Creek Refueling Outage Costs
KCP&L accrues forecasted incremental costs to be incurred during scheduled Wolf Creek refueling outages monthly over the unit's operating cycle, normally about 18 months. Estimated incremental costs, which include operating, maintenance and replacement power expenses, are based on budgeted outage costs and the estimated outage duration. Changes to or variances from those estimates are recorded when known or probable.

Nuclear Plant Decommissioning Costs
The MPSC and the KCC require KCP&L and the other owners of Wolf Creek to submit an updated decommissioning cost study every three years.
The following table shows the decommissioning cost estimates and the escalation rates and earnings assumptions approved by the MPSC and the KCC in 2000. The decommissioning cost estimates are based on the immediate dismantlement method and include the costs of decontamination, dismantlement and site restoration. KCP&L does not expect plant decommissioning to start before 2025.

                                         KCC           MPSC
Future cost of decommissioning:
  Total Station                          $1.2 billion  $1.5 billion
  47% share                              $554 million  $694 million

Current cost of decommissioning (in 1999 dollars):
  Total Station                          $470 million  $470 million
  47% share                              $221 million  $221 million

Annual escalation factor                 3.60%         4.50%
Annual return on trust assets            6.93%         7.66%

KCP&L contributes about $3 million annually to a tax-qualified trust fund to be used to decommission Wolf Creek. These costs are charged to other operating expenses and recovered in billings to customers. These funding levels assume a certain return on trust assets. If the actual return on trust assets is below the anticipated level, KCP&L believes a rate increase will be allowed ensuring full recovery of decommissioning costs over the remaining life of the unit.

The trust fund balance, including reinvested earnings, was $61.8 million at December 31, 2001, and $56.8 million at December 31, 2000. The related liabilities for decommissioning are included in Deferred Credits and Other Liabilities - Other.

In 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Under the new pronouncement, an entity must recognize as a liability the fair value of legal obligations associated with the retirement of long-lived assets. Management currently believes that nuclear decommissioning cost is the only significant legal retirement obligation.

After adoption of SFAS No. 143 in 2003, the asset retirement obligation for nuclear decommissioning would be recorded as a liability, currently estimated to be less than $100 million, with offsets to net utility plant and a regulatory asset. The amount recorded to the electric plant accounts will be depreciated over the remaining life of Wolf Creek. The associated liability will be increased for the passage of time (accretion) to operating expense. Trust fund income and losses from the external decommissioning trusts would be reported as investment income or loss. KCP&L does not anticipate results of operations to be significantly affected by the adoption of SFAS No. 143 as long as KCP&L is regulated. Regulatory assets or liabilities would be recorded when SFAS No. 143 is first adopted and then yearly for the difference between decommissioning expense determined by regulation and amounts required by SFAS No. 143.

Nuclear Fuel
KCP&L amortizes nuclear fuel to fuel expense based on the quantity of heat produced during generation of electricity. Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the permanent
disposal of spent nuclear fuel.   For the future disposal of spent
nuclear fuel, KCP&L pays the DOE a quarterly fee of one-tenth of a cent for each kilowatt-hour of net nuclear generation delivered and sold. These disposal costs are charged to fuel expense.

A permanent disposal site will not be available for the industry until 2010 or later. Under current DOE policy, once a permanent site is available, the DOE will accept spent nuclear fuel first from the owners with the oldest spent fuel. As a result, disposal services for Wolf Creek will not be available before 2016. Wolf Creek has an on-site, temporary storage facility for spent nuclear fuel. In early 2000, Wolf Creek completed replacement of spent fuel storage racks to increase its on-site storage capacity for all spent fuel expected to be generated by Wolf Creek through the end of its licensed life in 2025.

Regulatory Assets
SFAS No. 71, "Accounting for Certain Types of Regulation", applies to regulated entities whose rates are designed to recover the costs of providing service. Under this statement, KCP&L defers on the balance sheet items when allowed by a commission's rate order or when it is probable, based on regulatory past practices, that future rates will recover the amortization of the deferred costs. If SFAS No. 71 were not applicable, the unamortized balance of $124.4 million of KCP&L's regulatory assets, net of the related tax benefit, would be written off.

                                                     Amortization
                                        December 31,    ending
                                           2001         period
Regulatory Assets                       (millions)
  Recoverable taxes                      $ 108.0
  Coal contract termination costs            6.4         2003
  Decommission and decontaminate federal
    uranium enrichment facilities            3.9         2007
  Premium on redeemed debt                   5.1         2023
  Other                                      1.0         2006
    Total Regulatory Assets              $ 124.4

Revenue Recognition
KCP&L and Strategic Energy use cycle billing and accrue estimated unbilled revenue at the end of each month. When Strategic Energy is arranging supply for retail customers, excess supply in certain time periods may occur. To reduce the total cost of providing energy to its retail customers, Strategic Energy sells the excess retail supply. The sale of excess retail supply is recorded in the consolidated statements of income as a reduction of purchased power. The gross amount of such excess retail supply sales was approximately $95.6 million in 2001, $29.5 million in 2000 and $7.2 million in 1999. KLT Gas records natural gas sales revenues based on the amount of gas sold to purchasers on its behalf.

Property Gains and Losses
Net gains and losses from the sales of assets, businesses, and asset impairments are recorded in operating expenses. See Note 17 for additional information regarding the net impairment of DTI assets.

Asset Impairments
Long-lived assets, including intangibles, are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To the extent that there is impairment, analysis is performed based on several criteria, including but not limited to revenue trends,discounted operating cash flows and other operating factors, to determine the impairment amount.

Income Taxes
The balance sheet includes deferred income taxes for all temporary differences between the tax basis of an asset or liability and that reported in the financial statements. These deferred tax assets and liabilities are determined by using the tax rates scheduled by the tax law to be in effect when the differences reverse. A tax valuation allowance is recorded when it is more likely than not that a deferred tax asset will not be realized.

Regulatory Asset - Recoverable taxes mainly reflects the future revenue requirements necessary to recover the tax benefits of existing temporary differences previously passed through to KCP&L customers. KCP&L records operating income tax expense based on ratemaking principles. However, if the method used for the balance sheet were reflected in the income statement, net income would remain the same.

Tax credits are recognized in the year generated except for certain KCP&L investment tax credits that have been deferred and amortized over the remaining service lives of the related properties.

Environmental Matters
Environmental costs are accrued when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated.

Basic and Diluted Earnings per Common Share Calculation
There is no dilutive effect on Great Plains Energy's earnings per share from other securities in 2001, 2000 or 1999. To determine earnings per common share, preferred stock dividend requirements are subtracted from both income before extraordinary item and cumulative effect of changes in accounting principles and net income before dividing by average number of common shares outstanding. The earnings per share impact of the extraordinary item and the cumulative effect of changes in accounting principles is determined by dividing each by the average number of common shares outstanding.

Earnings per share for KCP&L and Great Plains Energy are the same for the years 2000 and 1999, prior to the formation of the holding company.

2. SUPPLEMENTAL CASH FLOW INFORMATION

Great Plains Energy Other Operating Activities
                                          2001       2000       1999
Cash flows affected by changes in:              (thousands)
  Receivables                          $(32,680)  $ (42,565)  $ (1,417)
  Fuel inventories                       (1,444)      1,787     (3,840)
  Materials and supplies                 (4,294)       (113)      (926)
  Accounts payable                        9,495      66,765      6,545
  Accrued taxes                         (31,133)     13,430    (14,653)
  Accrued interest                          667      (2,865)    (7,962)
  Wolf Creek refueling outage accrual 11,089 (5,166) (5,259) Pension and postretirement
    benefit obligations                 (22,577)    (12,653)     1,939
Other                                    33,932       4,593    (12,213)
    Total other operating activities   $(36,945)   $ 23,213   $(37,786)

Cash paid during the period:
  Interest                             $ 84,907    $ 76,395  $  74,520
  Income taxes                         $ 21,614    $ 80,445  $  52,300

During the first quarter of 2001, because KLT Telecom increased its equity ownership in DTI to a majority ownership, DTI was consolidated. On December 31, 2001, DTI filed voluntary petitions in Bankruptcy Court. See Note 17 for details regarding the bankruptcy. Beginning February 8, 2001, through December 31, 2001, prior to the bankruptcy, DTI's operations were included in KLT Telecom's results of operations.

The table below reflects a reconciliation of DTI's effect on Great Plains Energy's consolidated statement of cash flows for the year ended December 31, 2001, to the cash invested in DTI during 2001.

Cash Flows from Operating Activities                    (thousands)
  Amounts included in net income(loss)             $(248,437)

  Depreciation                                        17,907
  Goodwill amortization                                2,481
  Loss on property (net impairment)                  195,835
  Other operating activities
    Accretion of Senior Discount Notes and
      amortization of the discount                    16,364
    Other                                              1,719
  DTI adjustment to operating activities             234,306
    Net cash from operating activities                          $ (14,131)
Cash Flows from Investing Activities
  Purchase of additional ownership in DTI            (39,855)
  Purchase of nonutility property                    (33,648)
  Loans to DTI prior to consolidation                (94,000)
  Other investing activities                           3,002
    DTI effect on cash from investing activities                 (164,501)

Cash Flows from Financing Activities
    DTI effect on cash from financing activities                   (2,223)
    Cash flows from DTI investment                              $(180,855)

Cash invested in DTI
  Loan to DTI Holdings                             $ (94,000)
  Operating loans to Digital Teleport, Inc.          (47,000)
  Purchase of additional ownership in DTI            (39,855)
    Cash used for DTI investment                                $(180,855)

Consolidated KCP&L Other Operating Activities
                                         2001       2000       1999
Cash flows affected by changes in:              (thousands)
  Receivables                          $(43,604)  $(42,565)  $ (1,417)
  Fuel inventories                       (1,444)     1,787     (3,840)
  Materials and supplies                 (4,294)      (113)      (926)
  Accounts payable                      (14,878)    66,765      6,545
  Accrued taxes                          (1,995)    13,430    (14,653)
  Accrued interest                          610     (2,865)    (7,962)
  Wolf Creek refueling outage accrual 11,089 (5,166) (5,259) Pension and postretirement
    benefit obligations                 (22,577)   (12,653)     1,939
Other                                    41,771      4,593    (12,213)
    Total other operating activities   $(35,322)  $ 23,213   $(37,786)

Cash paid during the period:
  Interest                             $ 82,867   $ 76,395   $ 74,520
  Income taxes                         $ 21,470   $ 80,445   $ 52,300


As described in note 1, KCP&L dividended its ownership in KLT Inc. and GPP to Great Plains Energy on October 1, 2001. The effect of this transaction on KCP&L's consolidated statement of cash flows for the year ended December 31, 2001, is summarized in the table that follows.

 Effect of dividend to Great Plains Energy:         October 1, 2001
                                                     (thousands)
 Assets
   Cash                                         $ 19,115
   Equity securities                                 283
   Receivables                                   101,539
   Nonutility property and investments           529,121
   Goodwill                                       75,534
   Other assets                                    8,542
     Total assets                                             $734,134

 Liabilities and Accumulated Other Comprehensive Income
   Notes payable                                $  3,077
   Accounts payable                               67,853
   Accrued taxes                                  (1,050)
   Accrued interest                                1,878
   Deferred income taxes                         (23,868)
   Deferred telecommunications revenue            45,595
   Other liabilities and deferred credits         54,340
   Long-term debt                                329,788
   Accumulated other comprehensive income        (13,455)
     Total liabilities and accumulated
       other comprehensive income                              464,158

 Equity dividend of KLT Inc. and GPP to Great Plains Energy   $269,976

During the first quarter of 2001, KLT Telecom increased its equity ownership in DTI to a majority ownership and HSS increased its equity ownership in RSAE to a majority ownership. The effect of these transactions is summarized in the tables that follow. The initial consolidation of DTI (February 8, 2001) and RSAE (January 1, 2001) are not reflected in KCP&L's consolidated statement of cash flows for the year ended December 31, 2001.
                                                 DTI       RSAE
                                                     (thousands)
Cash paid to obtain majority ownership       $ (39,855)  $   (560)
Subsidiary cash                                  4,557      1,053
  Purchase of DTI and RSAE,
    net of cash received                     $ (35,298)  $    493
Initial consolidation of subsidiaries:
Assets
   Cash                                      $   4,557   $  1,053

   Receivables                                   1,012      4,078
   Other nonutility property and               363,825      6,267
investments
   Goodwill                                     62,974     24,496
   Other assets                                  5,143      3,919
   Eliminate equity investment                 (67,660)    (7,200)
      Total assets                           $ 369,851   $ 32,613
Liabilities
   Notes payable                             $   5,300   $ 10,057
   Accounts payable                             31,299      6,219
   Accrued taxes                                 2,414         24
   Deferred income taxes                         7,437          -
   Other liabilities and deferred credits       46,531     13,418
   Loan from KLT Telecom (a)                    94,000          -
   Long-term debt                              182,870      2,895
      Total liabilities                      $ 369,851   $ 32,613
(a) KLT Telecom provided a $94 million loan to DTI for the completion of the tender offer of 50.4 percent of DTI's Senior Discount Notes prior to increasing its DTI investment to a majority ownership.

Sales of KLT Gas properties
KLT Gas sold producing natural gas properties to Evergreen Resources, Inc. (Evergreen) and Barrett Resources Corporation during 2000. The transactions are summarized in the table below.
                                           2000
                                       (thousands)
     Cash proceeds                      $ 125,958
     Preferred stock redeemed (a)         100,000
       Total cash proceeds                225,958
     Equity securities                     10,000
     Receivable                             1,243
       Total proceeds                     237,201
     Cost basis in property sold          (87,785)
     Accounts payable (b)                 (23,168)
     Other assets and liabilities (b)     (15,670)
       Gain on sale before income tax     110,578
     Income tax                           (42,606)
       Gain on sale, net of income tax  $  67,972
(a) The preferred stock received in September 2000 was redeemed in December 2000.
(b)  Includes $7.9 million of incentive compensation.

As part of the sales transactions, KLT Gas received additional
Evergreen shares valued at $4 million in December 2000 because of the increase in natural gas futures. The Evergreen common stock was considered a trading security and recorded at fair value at December 31, 2000.

3. PENSION PLANS AND OTHER EMPLOYEE BENEFITS

Changes in Pension Accounting Principles
Effective January 1, 2000, KCP&L changed its methods of amortizing unrecognized net gains and losses and determination of expected return related to its accounting for pension expense. These changes were made to reflect more timely in pension expense the gains and losses incurred by the pension funds.

At the time KCP&L originally adopted the standards governing accounting for pensions, it chose the following accounting methods that would minimize fluctuations in pension expense:
- Recognized gains and losses if, as of the beginning of the year, the unrecognized net gain or loss exceeded 10 percent of the greater of the projected benefit obligation or the market-related value of plan assets. If amortization was required, amortization was the excess divided by the average remaining service period, approximately 15 years, of active employees expected to receive benefits under the plan. This method resulted in minimal gains being amortized.
- Determined the expected return by multiplying the long-term rate of return times the market-related value. KCP&L determined market-related value by recognizing changes in fair value of plan assets over a five-year period.

KCP&L has changed the above accounting methods to the following:
- Recognize gains and losses by amortizing over a five-year period the rolling five-year average of unamortized gains and losses.
- Determine the expected return by multiplying the long-term rate of return times the fair value of plan assets.

Adoption of the new methods of accounting for pensions has led and will continue to lead to greater fluctuations in pension expense in the future.  The following table details the effects of the adoption of the new methods of accounting for pensions.
                             Changes in Method of Accounting for Pensions (a) Amortization
                             of Gains and  Expected         Reductions   Net
                                Losses      Return   Total      (b)     Total
                                   (millions except per share amounts)
Cumulative effect of change
  in method of accounting:
  Income                        $ 21.4     $ 13.6   $ 35.0  $  (4.9)   $ 30.1
  Basic and diluted earnings
  per common share              $ 0.35     $ 0.22   $ 0.57  $ (0.08)   $ 0.49
Year 2000 earnings effect of
change in method of accounting:
  Income                        $  4.1     $  2.0   $  6.1  $  (1.1)   $  5.0
  Basic and diluted earnings
  per common share              $ 0.07     $ 0.03   $ 0.10  $ (0.02)   $ 0.08
Prior year's earnings effect
of change in method of
accounting if the change had
been made January 1, 1999:
  1999
  Income                        $  4.4     $  1.1   $  5.5  $  (1.0)   $  4.5
  Basic and diluted earnings
  per common share              $ 0.07     $ 0.02   $ 0.09  $ (0.02)   $ 0.07
(a) All changes are increases to income or earnings per common share and are after income taxes.
(b) The Reductions column reflects the effects of capitalization and sharing with joint-owners of power plants.

Pension Plans and Other Employee Benefits
KCP&L has defined benefit pension plans for its employees, including officers and Wolf Creek employees. Benefits under these plans reflect the employees' compensation, years of service and age at retirement. KCP&L satisfies the minimum funding requirements under the Employee Retirement Income Security Act of 1974.

During 2001, the plans, other than those at Wolf Creek, were amended resulting in an increase to the benefit obligation of $6.8 million. The increase was due primarily to an amendment to the non-management plan, which improved benefits to employees with at least thirty years of service who elected lump sum distributions.

During 2000, the plans were amended, except for those at Wolf Creek, which resulted in a $42.0 million increase in the benefit obligation. The amendments changed the mortality tables used and added enhanced benefit options. The enhancements include improved early retirement benefits for employees who retire after their age plus their years of service equals at least 85. The options also include lump sum distributions. During 2001, the plans experienced lump sum distributions related to these enhancements in excess of $33.0 million.

Primarily as a result of the significant decline in the market value of plan assets, KCP&L recorded an additional minimum pension liability of $20.0 million offset by an increase of $18.3 million in intangible assets and $1.7 million in other comprehensive income.

In addition to providing pension benefits, KCP&L provides certain postretirement health care and life insurance benefits for substantially all retired employees. KCP&L accrues the cost of postretirement health care and life insurance benefits during an employee's years of service and recovers these accruals through rates.
KCP&L funds the portion of net periodic postretirement benefit costs that are tax deductible.  Beginning in 2001, management employees who resign with 25 years or more of service are eligible for life insurance benefits.
                                 Pension Benefits           Other Benefits
                                 2001         2000         2001        2000
                                                 (thousands)
Change in benefit obligation
  Benefit obligation at
    beginning of year        $ 411,960    $ 334,939     $ 36,858     $ 31,910
  Service cost                  11,152        9,384          729          547

  Interest cost                 31,905       26,538        2,918        2,543
  Contribution by
    participants                     -            -          459          243
  Amendments                     6,790       42,025          960            -
  Actuarial (gain) loss         22,853       26,504        3,185        4,997
  Benefits paid                (28,807)     (27,116)      (3,432)      (2,980)
  Benefits paid by KCP&L        (1,381)        (314)        (454)        (402)
  Settlements                  (33,346)           -            -            -
  Benefit obligation at
    end of year (a)          $ 421,126    $ 411,960     $ 41,223     $ 36,858

                                 Pension Benefits           Other Benefits
                                2001        2000           2001        2000
                                                 (thousands)
Change in plan assets
  Fair value of plan assets
    at beginning of year     $ 564,947    $ 453,150    $   8,096     $  7,100
  Actual return on plan
    assets                    (112,397)     137,684          601          225
  Contributions by employer
    and participants             1,017        1,229        4,193        3,751
  Benefits paid                (28,807)     (27,116)      (3,432)      (2,980)
  Settlements                  (29,745)           -            -            -
  Fair value of plan assets
    at end of year           $ 395,015    $ 564,947    $   9,458     $  8,096

Prepaid (accrued)
  benefit cost
  Funded status              $ (26,111)   $ 152,987    $ (31,765)    $(28,762)
  Unrecognized actuarial
    (gain) loss                 58,686     (138,818)       4,649        1,692
  Unrecognized prior
    service cost                47,296       44,960        1,282          400
  Unrecognized transition
    obligation                    (230)      (2,253)      12,919       14,093
  Net prepaid (accrued)
    benefit cost            $   79,641   $   56,876     $(12,915)    $(12,577)

Amounts recognized in the
  consolidated balance
  sheets
  Prepaid benefit cost      $   88,337   $   68,342     $      -     $      -
  Accrued benefit cost          (8,696)     (11,466)     (12,915)     (12,577)
  Minimum pension
    liability adjustment       (19,994)           -            -            -
  Intangible asset              18,303            -            -            -
  Accumulated other
    comprehensive income         1,691            -            -            -
  Net amount recognized
    in statements           $   79,641   $   56,876     $(12,915)    $(12,577)
(a) Based on weighted-average discount rates of 7.25% in 2001 and 8.0% in 2000; and increases in future salary levels of 4.1% in 2001 and 2000.

                             Pension Benefits             Other Benefits
                           2001      2000      1999     2001    2000    1999
Components of net                            (thousands)
  periodic Benefit cost
Service cost            $ 11,152  $  9,384  $ 10,983   $  729  $  547  $  678
Interest cost             31,905    26,538    25,446    2,918   2,543   2,493
Expected return on
  plan assets            (48,967)  (39,571)  (31,263)    (403)   (361)   (348)
Amortization of prior
  service cost             3,884       488       498       78      78      77
Recognized net actuarial
  loss (gain)            (11,333)   (5,913)      896       32       2      51
Transition obligation     (2,023)   (2,072)   (2,072)   1,174   1,174   1,175
Net settlements           (1,738)        -         -        -       -       -
Net periodic benefit
  cost                  $(17,120) $(11,146) $  4,488   $4,528  $3,983  $4,126

Long-term rates of return on pension assets of 9.0% to 9.25% were used.

The pension benefits table above provides information relating to the funded status of all defined benefit pension plans on an aggregate basis. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets was $213.4 million, $176.3 million, and $234.3 million, respectively, as of December 31, 2001, and $404.1 million, $342.6 million, and $564.9 million, respectively, as of December 31, 2000. Net periodic benefit costs reflect total plan benefit costs prior to the effects of capitalization and sharing with joint-owners of power plants.

Actuarial assumptions include an increase in the annual health care cost trend rate for the year 2001 and thereafter of 5.3%. The health care plan requires retirees to share in the cost when premiums exceed a certain amount. An increase or decrease in the assumed health care cost trend rate by 1% per year would only increase or decrease the benefit obligation as of December 31, 2001, by about $2,000,000 and the combined service and interest costs of the net periodic postretirement benefit cost for 2001 by about $200,000.

Employee Savings Plans
KCP&L has a defined contribution savings plan that covers substantially all employees. The Company matches employee contributions, subject to limits. The annual cost of the plan was $2.9 million during both 2001 and 2000, and $2.8 million during 1999.

Stock Options
The Company has a long-term incentive plan that permits the grant of restricted stock, stock options, limited stock appreciation rights and performance shares to officers and other employees of the Company and its subsidiaries. The maximum number of shares of Great Plains Energy common stock that may be issued under the plan is 3.0 million.

Stock Options Granted 1992 - 1996
The exercise price of stock options granted equaled the market price of the Company's common stock on the grant date. One-half of all options granted vested one year after the grant date, the other half vested two years after the grant date. An amount equal to the quarterly dividends paid on Great Plains Energy's common stock shares (dividend equivalents) accrues on the options for the benefit of option holders. The option holders are entitled to stock for their accumulated dividend equivalents only if the options are exercised when the market price is above the exercise price. At December 31, 2001, the market price of Great Plains Energy's common stock was $25.20, which exceeded the grant price for two of the three years that options granted were still outstanding. Unexercised options expire ten years after the grant date.

KCP&L follows Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for this plan. KCP&L recognizes annual expense equal to accumulated and reinvested dividends plus the impact of the change in stock price since the grant date. KCP&L expensed $(0.3) million in 2001, $1.1 million in 2000 and $(1.1) million in 1999.

Even though KCP&L follows APB Opinion 25, SFAS No. 123, "Accounting for Stock-Based Compensation" requires certain disclosures regarding expense and value of options granted using the fair-value method. KCP&L has expensed approximately the same amount as required by FASB
123. For options outstanding at December 31, 2001, grant prices range from $20.6250 to $26.1875 and the weighted-average remaining contractual life is 3.6 years.

Stock option activity over the last three years is summarized below:
                      2001                2000                1999
                 Shares   Price*     Shares   Price*     Shares   Price*
Outstanding at
  January 1      88,500   $23.57     89,875   $23.57     97,875   $23.41
  Exercised      31,125    23.27     (1,375)   23.88          -        -
  Canceled            -        -          -        -     (8,000)   21.63
Outstanding at
  December 31    57,375   $23.73     88,500   $23.57     89,875   $23.57
Exercisable as
  of December 31 57,375   $23.73     88,500   $23.57     89,875   $23.57
*weighted-average price

Stock Options Granted 2001
In 2001, 193,000 stock options were granted under the plan at the fair market value of the shares on the grant date. The options vest three years after the grant date and expire in ten years if not exercised. Exercise prices range from $25.32 to $25.98.

Great Plains Energy follows APB Opinion 25 to account for these options. No compensation cost is recognized because the option exercise price is equal to the market price of the underlying stock on the date of grant. Had compensation cost for the plan been recorded based on the fair value at the grant dates for awards as prescribed by SFAS No. 123, pro forma net income and earnings per share would not have been materially different than reported for 2001.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used to estimate the fair value of options granted in 2001: dividend yield of 6.37%; expected stock price volatility of 25.879%; risk-free interest rate of 5.53% and expected life of option of 9.2 years.

In 2001, 144,500 performance shares were awarded. The issuance of performance shares is contingent upon achievement, over a four-year period, of company and individual performance goals. Performance shares have an intrinsic value equal to the market price of a share on the date of grant. Pursuant to APB 25, expense is accrued for performance shares over the period services are performed, if attainment of the performance goals appears probable. As a result of the Company's 2001 results of operations, no compensation expense was recognized in 2001 related to the performance shares.

4. INCOME TAXES

Income tax expense consisted of the following:

Great Plains Energy                       2001        2000         1999
Current income taxes:                               (thousands)
  Federal                               $(32,628)    $ 76,076     $ 31,439
  State                                    1,304       10,928        2,978
    Total                                (31,324)      87,004       34,417
Deferred income taxes:
  Federal                                  9,785       (9,846)     (23,313)
  State                                     (943)        (469)      (3,471)
    Total                                  8,842      (10,315)     (26,784)
Investment tax credit amortization        (4,289)      (4,296)      (4,453)
    Total income tax expense             (26,771)      72,393        3,180
    Less:  Deferred taxes on the
           cumulative effect of
           changes in accounting
           principles                          -       19,227            -
           Deferred taxes on early
           extinguishment of debt          9,143            -            -
    Total                               $(35,914)    $ 53,166     $  3,180

Consolidated KCP&L                        2001        2000         1999
Current income taxes:                               (thousands)
  Federal                               $ 17,601     $ 76,076     $ 31,439
  State                                    4,109       10,928        2,978
    Total                                 21,710       87,004       34,417
Deferred income taxes:
  Federal                                 18,968       (9,846)     (23,313)
  State                                    3,042         (469)      (3,471)
    Total                                 22,010      (10,315)     (26,784)
Investment tax credit amortization        (4,289)      (4,296)      (4,453)
    Total income tax expense              39,431       72,393        3,180
    Less:  Deferred taxes on the
           cumulative effect of
           changes in accounting
           principles                          -       19,227            -
           Deferred taxes on early
           extinguishment of debt          9,143            -            -
    Total                               $ 30,288     $ 53,166     $  3,180

The effective income tax rates differed from the statutory federal rates mainly due to the following:
Great Plains Energy                       2001        2000         1999

Federal statutory income tax rate        (35.0)%      35.0 %       35.0 %
Differences between book and tax
  depreciation not normalized              1.4         0.7          6.9
Proposed IRS Adjustment (see Note 18)        -         4.6            -
Amortization of investment tax credits    (8.4)       (1.9)        (5.2)
Federal income tax credits               (41.6)       (9.2)       (26.4)
State income taxes                         0.5         2.9         (0.4)
Merger expenses                              -           -         (3.8)
Valuation allowance                       31.0           -            -
Other                                     (0.5)       (0.8)        (2.4)
  Effective income tax rate              (52.6)%      31.3 %        3.7 %

Consolidated KCP&L                        2001        2000         1999

Federal statutory income tax rate         35.0 %      35.0 %       35.0 %
Differences between book and tax
  depreciation not normalized              0.5         0.7          6.9
Proposed IRS Adjustment (see Note 18)        -         4.6            -
Amortization of investment tax credits    (2.7)       (1.9)        (5.2)
Federal income tax credits               (10.6)       (9.2)       (26.4)
State income taxes                         2.9         2.9         (0.4)
Merger expenses                              -           -         (3.8)
Other                                     (0.3)       (0.8)        (2.4)
  Effective income tax rate               24.8 %      31.3 %        3.7 %

The tax effects of major temporary differences resulting in deferred tax assets and liabilities in the balance sheets are as follows:

                                Great Plains Energy        Consolidated KCP&L
December 31                      2001          2000         2001        2000
                                                 (thousands)
Plant related                 $ 533,521      $530,600     $533,521    $530,600
Recoverable taxes                42,000        45,000       42,000      45,000
Pension and postretirement
  benefits                       21,474        10,544       21,474      10,544
Tax credit carryforwards        (19,183)            -            -           -
Gas properties related           (9,535)      (21,071)           -     (21,071)
Nuclear fuel outage              (5,061)         (737)      (5,061)       (737)
AMT credit                       (4,258)            -            -           -
Other                            14,906        25,147       33,704      25,147
  Net deferred tax liability
    before valuation allowance  573,864       589,483      625,638     589,483
Valuation allowance
    (see Note 17)                15,779             -            -           -
  Net deferred tax liability  $ 589,643      $589,483     $625,638    $589,483

The net deferred income tax liability consisted of the following:

                                Great Plains Energy        Consolidated KCP&L
December 31                      2001          2000         2001        2000
                                                 (thousands)
Gross deferred income tax
  assets                      $(125,413)     $(97,418)    $(73,640)   $(97,418)
Gross deferred income tax
  liabilities                   715,056       686,901      699,278     686,901
  Net deferred income tax
    liability                 $ 589,643      $589,483     $625,638    $589,483

5. RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

On September 30, 2000, KLT Energy Services exercised an option to purchase 1,411,765 shares of Bracknell Corporation (Bracknell) common stock owned by Reardon Capital, L.L.C. (Reardon). KLT Energy Services received 1,136,789 common shares of Bracknell at $4.25 per share and a warrant to purchase the remaining 274,976 shares at an exercise price of $4.25 per share. On that date, the closing price of Bracknell stock was $6.80 per share. Reardon had granted the option to KLT Energy Services in connection with the acquisition by Bracknell of an investment owned by KLT Energy Services and Reardon. In May 2001, KLT Energy Services exercised its warrant for 274,976 shares at $4.25 per share and sold 278,600 shares of Bracknell common stock in June 2001 at $4.48 per share.

KLT Energy Services classified its investment in Bracknell as a trading security and reflected such investment at its market price.
At December 31, 2000, the market value of KLT Energy Service's investment in Bracknell was $6.2 million or $5.56 per Bracknell share. In November 2001, Bracknell common stock ceased trading at a last sale price of $0.13 per share. As a result, during 2001, KLT Energy
Services wrote off its investment in Bracknell.

Gregory Orman, President and Chief Executive Officer of KLT Energy Services owns 55% of the membership interests of Reardon in addition to 740,000 common shares (approximately 1%) of Bracknell. At December 31, 2001, Bracknell common stock is no longer traded.

In January of 1997, KLT Energy Services acquired approximately 71% of Custom Energy from Environmental Lighting Concepts. In February of 1999, Custom Energy acquired 100% of the outstanding ownership interest in Strategic Energy in exchange for 25% of the ownership interest in Custom Energy. Through a series of transactions, KLT Energy Services has increased its indirect ownership position in Strategic Energy to approximately 83% as of December 31, 2001. Environmental Lighting Concepts continues to own a 5.8% indirect ownership interest in Strategic Energy. Gregory Orman holds a 67% interest in Environmental Lighting Concepts.

6. COMMITMENTS AND CONTINGENCIES

Nuclear Liability and Insurance

Liability Insurance
The Price-Anderson Act currently limits the combined public liability of nuclear reactor owners to $9.5 billion for claims that could arise from a single nuclear incident. The owners of Wolf Creek (the Owners) carry the maximum available commercial insurance of $0.2 billion. Secondary Financial Protection, an assessment plan mandated by the NRC, provides insurance for the $9.3 billion balance.

Under Secondary Financial Protection, if there were a catastrophic nuclear incident involving any of the nation's licensed reactors, the Owners would be subject to a maximum retrospective assessment per incident of up to $88 million ($41 million, KCP&L's share). The Owners are jointly and severally liable for these charges, payable at a rate not to exceed $10 million ($5 million, KCP&L's share) per incident per year, excluding applicable premium taxes. The assessment, most recently revised in 1998, is subject to an inflation adjustment every five years based on the Consumer Price Index.

Property, Decontamination, Premature Decommissioning and Extra Expense
Insurance
The Owners also carry $2.8 billion ($1.3 billion, KCP&L's share) of property damage, decontamination and premature decommissioning insurance for loss resulting from damage to the Wolf Creek facilities. NEIL provides this insurance.

In the event of an accident, insurance proceeds must first be used for reactor stabilization and NRC mandated site decontamination. KCP&L's share of any remaining proceeds can be used for further decontamination, property damage restoration and premature decommissioning costs. Premature decommissioning coverage applies only if an accident at Wolf Creek exceeds $500 million in property damage and decontamination expenses, and only after trust funds have been exhausted (see Note 1 - Nuclear Plant Decommissioning Costs).

The Owners also carry additional insurance from NEIL to cover costs of replacement power and other extra expenses incurred in the event of a prolonged outage resulting from accidental property damage at Wolf Creek.

Under all NEIL policies, KCP&L is subject to retrospective assessments if NEIL losses, for each policy year, exceed the accumulated funds available to the insurer under that policy. The estimated maximum amount of retrospective assessments to KCP&L under the current policies could total about $10.7 million.

In the event of a catastrophic loss at Wolf Creek, the insurance coverage may not be adequate to cover property damage and extra expenses incurred. Uninsured losses, to the extent not recovered through rates, would be assumed by KCP&L and could have a material, adverse effect on its financial condition, results of operations and cash flows.

Low-Level Waste
The Low-Level Radioactive Waste Policy Amendments Act of 1985 mandated that the various states, individually or through interstate compacts, develop alternative low-level radioactive waste disposal facilities. The states of Kansas, Nebraska, Arkansas, Louisiana and Oklahoma formed the Central Interstate Low-Level Radioactive Waste Compact and selected a site in northern Nebraska to locate a disposal facility. WCNOC and the owners of the other five nuclear units in the compact provided most of the pre-construction financing for this project. KCP&L's net investment on its books at December 31, 2001 and 2000, was $7.4 million.

Significant opposition to the project has been raised by Nebraska officials and residents in the area of the proposed facility, and attempts have been made through litigation and proposed legislation in Nebraska to slow down or stop development of the facility. On December 18, 1998, the application for a license to construct this project was denied. This issue is being addressed in the courts. The passage of time, along with the appointment of a new state administration in Nebraska, has increased the chances for reversal of the license denial.

In May 1999, the Nebraska legislature passed a bill withdrawing
Nebraska from the Compact. In August 1999, the Nebraska governor gave official notice of the withdrawal to the other member states.
Withdrawal will not be effective for five years and will not, of itself, nullify the site license proceeding.

Environmental Matters
KCP&L's operations are subject to regulation by federal, state and local authorities with regard to air and other environmental matters.
The generation and transmission of electricity produces and requires disposal of certain hazardous products which are subject to these laws and regulations. In addition to imposing continuing compliance obligations, these laws and regulations authorize the imposition of substantial penalties for noncompliance, including fines, injunctive relief and other sanctions. Failure to comply with these laws and regulations could have a material adverse affect on KCP&L.

KCP&L operates in an environmentally responsible manner and seeks to use current technology to avoid and treat contamination. KCP&L regularly conducts environmental audits designed to ensure compliance with governmental regulations and to detect contamination. Governmental bodies, however, may impose additional or more rigid environmental regulations that could require substantial changes to operations or facilities at a significant cost. Expenditures made in 2001 to comply with environmental laws and regulations were not material in amount and are not expected to be material in the upcoming years with the exception of the issues discussed below.

Monitoring Equipment and Certain Air Toxic Substances
In July 2000, the National Research Council published its findings of a study under the Clean Air Act which stated that power plants that burn fossil fuels, particularly coal, generate the greatest amount of mercury emissions. As a result, in December 2000, the EPA announced it would propose Maximum Achievable Control Technology (MACT) requirements to reduce mercury emissions by December 2003 and issue final rules by December 2004. KCP&L cannot predict the likelihood or compliance costs of such regulations.

Air Particulate Matter
In July 1997, the EPA revised ozone and particulate matter air quality standards creating a new eight-hour ozone standard and establishing a new standard for particulate matter less than 2.5 microns in diameter. These standards were challenged in the U. S. Court of Appeals for the District of Columbia (Appeals Court) that decided against the EPA. Upon appeal, the U. S. Supreme Court reviewed the standards and remanded the case back to the Appeals Court for further review, including a review of whether the standards were arbitrary and capricious. The Appeals Court has not rendered a decision, and the new particulate standards have not been finalized. Without implementation of the regulations, the outcome cannot be determined, but the impact on KCP&L and all other utilities that use fossil fuels could be substantial. In addition, the EPA is conducting a three-year study of fine particulate ambient air levels. Until this testing and review period has been completed, KCP&L cannot determine additional compliance costs, if any, associated with the new particulate regulations.

Nitrogen Oxide
The EPA announced in 1998 regulations implementing reductions in NOx emissions. These regulations initially called for 22 states, including Missouri, to submit plans for controlling NOx emissions. The regulations require a significant reduction in NOx emissions from 1990 levels at KCP&L's Missouri coal-fired plants by the year 2003.

In December 1998, KCP&L and several other western Missouri utilities filed suit against the EPA over the inclusion of western Missouri in the NOx reduction program based on the 1-hour NOx standard. On March 3, 2000, a three-judge panel of the District of Columbia Circuit of the U.S. Court of Appeals sent the NOx rules related to Missouri back to the EPA, stating the EPA failed to prove that fossil plants in the western part of Missouri significantly contribute to ozone formation in downwind states. On March 5, 2001, the U.S. Supreme Court denied certiorari, making the decision of the Court of Appeals final. This decision will likely delay the implementation of new NOx regulations by the EPA in the western portion of Missouri for some time.

If required to be implemented, KCP&L would need to incur significant capital costs, purchase power or purchase NOx emission allowances. Preliminary analysis of the regulations indicates that selective catalytic reduction technology, as well as other changes, may be required for some of the KCP&L units. Currently, KCP&L estimates that additional capital expenditures to comply with these regulations could range from $40 million to $60 million. Operations and maintenance expenses could also increase by more than $2.5 million per year. KCP&L continues to refine these preliminary estimates and explore alternatives. The ultimate cost of these regulations, if any, could be significantly different from the amounts estimated above.

Carbon Dioxide
At a December 1997 meeting in Kyoto, Japan, delegates from 167 nations, including the United States, agreed to a treaty (Kyoto Protocol) that would require a seven percent reduction in United States CO2 emissions below 1990 levels. Although the United States agreed to the Kyoto Protocol, the treaty has not been sent to Congress for ratification. The financial impact on KCP&L of future requirements in the reduction of CO2 emissions cannot be determined until specific regulations are adopted.

Nuclear Fuel Commitments
As of December 31, 2001, KCP&L's portion of Wolf Creek nuclear fuel commitments included $22.7 million for enrichment through 2006, $57.5 million for fabrication through 2025 and $3.8 million for uranium and conversion through 2003.

Coal Contracts
KCP&L's share of coal purchased under existing contracts was $44.6 million in 2001, $31.1 million in 2000, and $33.3 million in 1999. Under these coal contracts, KCP&L's remaining share of purchase commitments totals $65.7 million. Obligations for the years 2002 and 2003 based on estimated prices for those years, total $48.5 million and $17.2 million, respectively. The remainder of KCP&L's coal requirements will be fulfilled through spot market purchases.

Natural Gas Contracts
KCP&L has entered natural gas agreements for the purchase of natural gas to be used in the generation of electricity. At December 31, 2001, obligations under these agreements total $2.6 million for 2002. The remainder of KCP&L's natural gas requirements will be fulfilled through spot market purchases.

Purchased Capacity Commitments
KCP&L purchases capacity from other utilities and nonutility suppliers. Purchasing capacity provides the option to purchase energy if needed or when market prices are favorable. This can be a cost-effective alternative to new construction. KCP&L capacity purchases totaled $17.7 million in 2001, $25.4 million in 2000 and $25.9 million during 1999. As of December 31, 2001, contracts to purchase capacity totaled $109.5 million through 2016. For the years 2002 through 2006, these commitments average $14 million per year. Capacity sales contracts to supply municipalities in the years 2002 through 2006 average $12 million. For the next five years, net capacity contracts average under 3% of KCP&L's 2001 total available capacity.

Strategic Energy Purchased Power Energy Commitments
Strategic Energy has entered into agreements to purchase electricity at various fixed prices to meet estimated supply requirements for 2002 through 2006. Commitments under these agreements total $366.3 million in 2002, $242.5 million in 2003, $146.9 million in 2004, $142.2 million in 2005 and $17.1 million in 2006. See Note 15 for further discussion.

Leases
Consolidated expense for leases, excluding DTI, was about $28 million during 2001, $26 million during 2000 and $22 million in 1999. The remaining rental commitments under leases total $163.6 million ending in 2028. Obligations for the years 2002 through 2006 average $16 million per year.

KCP&L Leases
KCP&L has a transmission line lease with another utility through September 2025 whereby, with FERC approval, the rental payments can be increased by the lessor. If this occurs and KCP&L is able to secure an alternative transmission path, KCP&L can cancel the lease. Commitments under this lease total $1.9 million per year and $44.9 million over the remaining life of the lease if it is not canceled.

KCP&L's expense for other leases, including railcars, computer equipment, buildings, transmission line and other items, was about $25 million per year for the last three years. The remaining rental commitments under these leases total $159.4 million ending in 2028. Obligations for the years 2002 through 2006 average $15 million per year. Capital leases are not material and are included in these amounts.

As the managing partner of three jointly-owned generating units, KCP&L has entered into leases for railcars to serve those units. KCP&L has reflected the entire lease commitment in the above amounts although about $1.9 million per year ($27.0 million total) will be reimbursed by the other owners.

In 2001, KCP&L entered into a synthetic lease arrangement with a Trust (Lessor) to finance the purchase, installation, assembly and construction of five combustion turbines and related property and equipment that will add 385 megawatts of peaking capacity (the "Project). The Trust is a special-purpose entity and has an aggregate financing commitment from third-party equity and debt participants (Investors) of $200 million. In accordance with SFAS No. 13 "Accounting for Leases," and related EITF issues (including EITF Issue No. 90-15, "Impact of Non-substantive Lessors, Residual Value Guarantees, and Other Provisions in Leasing Transactions" and EITF Issue No. 97-10, "The Effect of Lessee Involvement in Asset Construction"), the Project and related lease obligations are not included in KCP&L's consolidated balance sheet. The Lessor has appointed KCP&L as supervisory agent responsible for completing construction of the Project by no later than June 2004. The initial lease term is approximately three and one quarter years, beginning at the date of construction completion, which is expected to be October 2003. At the end of the lease term (October 2006), KCP&L may choose to sell the Project for the Lessor, guaranteeing to the Lessor a residual value for the Project in an amount which may be up to 83.21% of the project cost. If KCP&L does not elect the sale option, KCP&L must either extend the lease, if it can obtain the consent of the Lessor, or purchase the Project for the then outstanding project cost. KCP&L also has contingent obligations to the Lessor upon an event of a default during both the construction period and lease period. Upon a default in the construction period, KCP&L's maximum obligation to the Lessor equals (i) in the circumstances of bankruptcy, fraud, illegal acts, misapplication of funds and willful misconduct, 100% of then-incurred project costs, and (ii) in all other circumstances, an amount which may be up to 89.9% of then-incurred project costs that are capitalizable in accordance with GAAP. At December 31, 2001, project costs were approximately $62.7 million. Upon a default during the lease period, KCP&L's maximum obligation to the Lessor equals 100% of project costs. KCP&L's rental obligation, which reflects interest payments only, totals approximately $35.5 million in the aggregate.

KLT Inc. Leases
KLT Inc. and its subsidiaries have entered operating leases for buildings, compressors, communications equipment and other items. KLT Inc.'s expense recorded for these leases was about $1 million per year during both 2001 and 2000. KLT Inc. and its subsidiaries had no leases in 1999. Obligations average about $1 million per year for the years 2002 through 2004 and $0.5 million per year for the years 2005 and 2006.

Guaranteed Savings Energy Management Agreements
KCP&L is contingently liable for guaranteed energy savings under agreements with several customers. KCP&L has entered agreements guaranteeing an aggregate value of approximately $14.7 million over the next nine years. In most cases a subcontractor would indemnify KCP&L for any payments made by KCP&L under these guarantees.

7. HSS PURCHASE OF AN ADDITIONAL OWNERSHIP INTEREST IN RSAE

On March 12, 2001, HSS acquired control of RSAE by acquiring an additional 22.1% of the shares of RSAE for $0.6 million.

This acquisition has been accounted for by the purchase method of accounting and the operating results of RSAE have been included in the KCP&L's consolidated financial statements from January 1, 2001, with the appropriate adjustments to minority interest from January 1, 2001, through the date of the acquisition. RSAE's December 31, 2001, assets included $23.0 million of goodwill, which was being amortized over 40 years. On a pro forma basis, as if the business had been acquired at the beginning of fiscal 2000, revenue, net income and earnings per share would not differ materially from the amounts reported in the KCP&L's year ended December 31, 2000, consolidated financial statements.

8. EQUITY METHOD INVESTMENTS

See Note 17 for information regarding 2001 activity in KLT Telecom's investment in DTI.

Sale of KLT Investments II Inc.'s Ownership of Downtown Hotel Group
On May 31, 2001, KLT Investments II Inc. sold its 25% ownership of Kansas City Downtown Hotel Group, L.L.C. for total proceeds of $3.8 million resulting in a $2.2 million gain before income taxes. The after income tax gain on the sale was $1.4 million ($0.02 per share). The carrying value of this equity method investment at December 31, 2000, was included in Other in the table below.

Sale of KLT Gas Properties
On June 28, 2001, KLT Gas sold its 50% ownership in Patrick KLT Gas, LLC for total proceeds of $42.3 million resulting in a $20.1 million gain before income taxes. The after income tax gain on the sale was $12.0 million ($0.19 per share).

After the acquisition of majority ownership in RSAE (see Note 7) and the sales of the equity method investments discussed above, the Company has no remaining equity method investments other than affordable housing limited partnerships held by KLT Investments. Equity method investments at December 31, 2000, excluding affordable housing limited partnerships, consisted of the following:

                           Common        Carrying
                          Ownership        Value
                          Percentage    December 31,
    Name of Company          2000           2000
                                        (thousands)

DTI                          47%          $      -
Patrick KLT Gas, LLC         50%            21,744
RSAE                         49%             6,750
Other                      Various           1,786
Total equity method
  investments                              $30,280

Summarized financial information supplied to us by companies in which the consolidated company had an equity investment was as follows:

December 31                       2000
                               (thousands)
Current assets                 $  36,368
Non-current assets               498,133
  Total Assets                 $ 534,501

Current liabilities            $  74,616
Non-current liabilities          460,786
Equity                              (901)
  Total Liabilities and Equity $ 534,501

Revenues                       $ 153,211
Costs and expenses               225,665
  Net Loss                     $ (72,454)

December 31                       2000
                               (thousands)
Consolidated share of net loss $ (36,707)
Less:  DTI losses not recorded
       by KLT Telecom after
       the investment was
       reduced to zero           (18,768)
Consolidated net loss recorded   (17,939)
Affordable housing equity losses  (1,502)
Total losses from equity
  investments                  $ (19,441)

9. SEGMENT AND RELATED INFORMATION

Great Plains Energy
During the second quarter of 2002, the Company's management revised its corporate business strategy focusing on the following three primary business segments: (1) KCP&L, an integrated electric utility which generates, transmits and distributes electricity; (2) Strategic Energy, which earns a management fee on the direct delivery to retail customers under long-term contracts of wholesale power purchased under long-term contracts while operating in several deregulated electricity markets; and (3) KLT Gas, which acquires and develops early stage coal bed methane properties. "Other" includes the operations of HSS and GPP, all KLT Inc. operations other than Strategic Energy and KLT Gas, unallocated corporate charges and intercompany eliminations. The summary of significant accounting policies applies to all of the segments. Segment performance is evaluated based on net income.

Prior to the second quarter 2002 revised corporate business strategy, the Company's reportable segments were (1) KCP&L; (2) KLT Inc., an investment company focusing on energy-related ventures that are unregulated with high growth potential; such as energy services, natural gas development and production, affordable housing limited partnerships and the parent company of Strategic Energy and KLT Gas; and (3) HSS which holds investments in two businesses focusing primarily in residential services. "Other" included the operations of GPP, unallocated corporate charges and intercompany eliminations.

The tables below present Great Plains Energy's reformatted segment information for the years ended December 31, 2001, 2000 and 1999, reflecting the second quarter 2002 revision to the Company's corporate business strategy.

                                                    Strategic                        Great Plains
2001                                     KCP&L       Energy     KLT Gas     Other     Energy (b)
                                                              (millions)
Operating revenues                      $ 967.5     $ 411.9     $  0.3     $  82.2     $1,461.9
Fuel expense                             (163.8)          -          -           -       (163.8)
Purchased power expense                   (65.2)     (329.0)         -           -       (394.2)
Other (a)                                (365.1)      (38.7)      (9.4)     (103.3)      (516.5)
Depreciation and depletion               (136.3)       (0.3)      (1.8)      (20.4)      (158.8)
Gain (loss) on property                    (0.2)          -       23.8      (195.0)      (171.4)
Income (loss) from equity investments         -           -        1.0        (1.4)        (0.4)
Other income and expenses                  (9.2)       (6.4)       0.3       (14.2)       (29.5)
Interest charges                          (78.1)       (0.5)         -       (24.7)      (103.3)
Income taxes                              (51.6)      (15.2)       0.1       102.6         35.9
Early extinguishment of debt                  -           -          -        15.9         15.9
Net income (loss)                       $  98.0     $  21.8     $ 14.3     $(158.3)*   $  (24.2)


* Includes loss from DTI of $157.9 million. See note 17 for detail of accounting treatment related to DTI and its bankruptcy.


Favorable/(unfavorable)                             Strategic                        Great Plains
variance between 2001 and 2000           KCP&L       Energy     KLT Gas     Other       Energy
                                                              (millions)
Operating revenues                      $  15.5     $ 282.3     $ (30.2)   $  78.4     $  346.0
Fuel expense                              (10.7)          -           -          -        (10.7)
Purchased power expense                    40.5      (244.6)          -          -       (204.1)
Other (a)                                  17.3        (7.8)       12.9      (91.8)       (69.4)
Depreciation and depletion                (12.0)        0.1         4.2      (18.7)       (26.4)
Loss on property                           (3.7)          -       (84.1)    (182.7)      (270.5)
Income (loss) from equity investments         -           -        (2.6)      21.6         19.0
Other income and expenses                   7.1        (2.2)       (5.0)     (14.0)       (14.1)
Interest charges                          (15.3)       (0.3)        3.5      (15.5)       (27.6)
Income taxes                                1.3       (11.6)       36.4       63.0         89.1
Early extinguishment of debt                  -           -           -       15.9         15.9
Cumulative effect of a changes in
   pension accounting                     (30.1)          -           -          -        (30.1)
Net income (loss)                       $   9.9     $  15.9     $ (64.9)   $(143.8)    $ (182.9)



                                                    Strategic                        Great Plains
2000                                     KCP&L       Energy     KLT Gas     Other     Energy (b)
                                                              (millions)
Operating revenues                      $ 952.0     $ 129.6     $  30.5    $   3.8     $1,115.9
Fuel expense                             (153.1)          -           -          -       (153.1)
Purchased power expense                  (105.7)      (84.4)          -          -       (190.1)
Other (a)                                (382.4)      (30.9)      (22.3)     (11.5)      (447.1)
Depreciation and depletion               (124.3)       (0.4)       (6.0)      (1.7)      (132.4)
Gain (loss) on property                     3.5           -       107.9      (12.3)        99.1
Income (loss) from equity investments         -           -         3.6      (23.0)       (19.4)
Other income and expenses                 (16.3)       (4.2)        5.3       (0.2)       (15.4)
Interest charges                          (62.8)       (0.2)       (3.5)      (9.2)       (75.7)
Income taxes                              (52.9)       (3.6)      (36.3)      39.6        (53.2)
Cumulative effect of a changes in
   pension accounting                      30.1           -           -          -         30.1
Net income (loss)                       $  88.1     $   5.9     $  79.2    $ (14.5)    $  158.7



Favorable/(unfavorable)                             Strategic                        Great Plains
variance between 2000 and 1999           KCP&L       Energy     KLT Gas     Other       Energy
                                                              (millions)
Operating revenues                      $  54.6     $ 129.6     $  13.2    $  (3.0)    $  194.4
Fuel expense                              (23.8)          -           -          -        (23.8)
Purchased power expense                   (11.0)      (84.4)          -          -        (95.4)
Other (a)                                 (29.9)      (30.9)       (6.3)       7.3        (59.8)
Depreciation and depletion                 (5.9)       (0.4)       (2.8)         -         (9.1)
Gain (loss) on property                     3.5           -       110.8      (14.0)       100.3
Income (loss) from equity investments        -         (3.5)        6.2        2.8          5.5
Other income and expenses                  (7.5)       (4.2)        5.2       (1.5)        (8.0)
Interest charges                           (6.4)       (0.2)       (2.3)       1.5         (7.4)
Income taxes                               (2.5)       (2.3)      (48.1)       2.9        (50.0)
Cumulative effect of a changes in
   pension accounting                      30.1           -           -          -         30.1
Net income (loss)                       $   1.2     $   3.7     $  75.9    $  (4.0)    $   76.8



                                                    Strategic                        Great Plains
1999                                     KCP&L       Energy     KLT Gas     Other     Energy (b)
                                                              (millions)
Operating revenues                      $ 897.4           -     $  17.3    $   6.8     $  921.5
Fuel expense                             (129.3)          -           -          -       (129.3)
Purchased power expense                   (94.7)          -           -          -        (94.7)
Other (a)                                (352.5)          -       (16.0)     (18.8)      (387.3)
Depreciation and depletion               (118.4)          -        (3.2)      (1.7)      (123.3)
Gain (loss) on property                       -           -        (2.9)       1.7         (1.2)
Income (loss) from equity investments         -     $   3.5        (2.6)     (25.8)       (24.9)
Other income and expenses                  (8.8)          -         0.1        1.3         (7.4)
Interest charges                          (56.4)          -        (1.2)     (10.7)       (68.3)
Income taxes                              (50.4)       (1.3)       11.8       36.7         (3.2)
Net income (loss)                       $  86.9     $   2.2     $   3.3    $ (10.5)    $   81.9

(a) Other includes gas purchased and production expenses, telecommunications expenses, other operating, maintenance and general tax expenses.
(b) Includes goodwill amortization expense of $4.1 million ($0.07 per share) in 2001, $0.7 million ($0.01 per share) in 2000, and $0.7 million
    ($0.01 per share) in 1999. Net income (loss) and basic and diluted earnings (loss) per common share for these years would have improved by these amounts if the provisions of SFAS No. 142 had been applied.
    See Note 10 that follows.


                                                     Strategic       KLT                 Great Plains
                                            KCP&L      Energy        Gas        Other       Energy
2001                                                             (millions)
Assets (a)                                $3,089.4     $ 129.1     $  57.6     $ 188.3     $3,464.4
Capital and investment expenditures (b)      265.8         1.5        25.0        82.0        374.3
2000
Assets                                    $2,980.9     $  47.7     $ 239.6     $  25.7     $3,293.9
Net equity method investments (c)                -           -        21.7         8.6         30.3
Capital and investment expenditures (b)      406.1         0.2        45.2        30.5        482.0
1999
Assets                                    $2,672.3     $     -     $ 101.8     $ 216.0     $2,990.1
Net equity method investments (c)                -           -         0.6        50.6         51.2
Capital and investment expenditures (b)      184.6           -        49.5        37.5        271.6


(a) KCP&L assets do not match the KCP&L assets in the consolidated KCP&L segment table due to the reclassification of accrued taxes to current income taxes during consolidation with Great Plains Energy.
(b) Capital and investment expenditures reflect year to date amounts for the periods presented.
(c) Excluding affordable housing limited partnerships.


Consolidated KCP&L
On October 1, 2001, consolidated KCP&L distributed, as a dividend, its ownership interest in KLT Inc. and GPP to Great Plains Energy. As a result, those companies are direct subsidiaries of Great Plains Energy and are not included in consolidated KCP&L's results of operations and financial position since October 1, 2001. See Note 1 for additional information about the formation of the holding company.

The table below presents reformatted 2001 summarized financial information concerning consolidated KCP&L's reportable segments, reflecting the second quarter 2002 revision to the Company's corporate business strategy. For the years ended 2000 and 1999, consolidated KCP&L's reformatted segment information is identical to the Great Plains Energy reformatted segment information presented above.

                                                    Subsidiaries
                                                   transferred to  Consolidated
2001                            KCP&L    Other (b)  Great Plains     KCP&L (d)
                                                     Energy (c)
                                                (millions)
Operating revenues             $ 967.5    $ 66.2      $ 317.2      $1,350.9
Fuel expense                    (163.8)        -            -        (163.8)
Purchased power expense          (65.2)        -       (239.7)       (304.9)
Other (a)                       (365.1)    (70.8)       (60.7)       (496.6)
Depreciation and depletion      (136.3)     (2.4)       (14.3)       (153.0)
Gain (loss) on property           (0.2)     (1.4)        23.7          22.1
Loss from equity investments         -      (0.1)        (0.4)         (0.5)
Other income and expenses         (9.2)      4.3        (17.5)        (22.4)
Interest charges                 (78.1)     (1.7)       (17.8)        (97.6)
Income taxes                     (51.6)      0.3         20.9         (30.4)
Early extinguishment of debt         -         -         15.9          15.9
Net income (loss)              $  98.0    $ (5.6)     $  27.3      $  119.7
(a) Other includes gas purchased and production expenses, telecommunications expenses, other operating, maintenance and general tax expenses.
(b) "Other" includes primarily the operations of HSS and immaterial intercompany eliminations. Prior to the second quarter of 2002, HSS was considered a reportable segment.
(c) The subsidiaries transferred to Great Plains Energy include the operations of KLT Inc., a $0.2 million loss due to unallocated corporate charges and a $0.2 million loss for GPP operations.
(d) Includes goodwill amortization of $3.2 million in 2001. Net income for 2001 would have improved by this amount if the provision of SFAS No. 142 had been applied. See Note 10 that follows.

                                                                 Subsidiaries
                                                                transferred to     Consolidated
                                           KCP&L      Other   Great Plains Energy      KCP&L
2001                                                         (millions)
Assets                                   $3,092.5    $ 53.1        $   -             $3,145.6
Capital and investment expenditures (a)     265.8       1.1         85.9                352.8


(a) Capital and investment expenditures reflect year to date amounts for the periods presented.


10. GOODWILL AND INTANGIBLE PROPERTY

SFAS No. 142, "Goodwill and Other Intangible Assets"
SFAS No. 142 is effective for fiscal years beginning after December
15, 2001.  The Company will adopt SFAS No. 142 on January 1, 2002.
Under the new pronouncement, goodwill will be assigned to reporting units and an initial impairment test (comparison of the fair value of a reporting unit to its carrying amount) will be done on all goodwill within six months of initially applying the statement and then at least annually, thereafter. Also, goodwill will no longer be amortized. Although the Company has not completed the analysis required by SFAS No. 142, management currently does not anticipate an impairment of goodwill. Goodwill, net of amortization, reported on Great Plains Energy's Consolidated Balance Sheets totaled $23.0 million associated with HSS' ownership interest in RSAE and $14.1 million associated with KLT Energy Services ownership interest in Strategic Energy at December 31, 2001, and $11.5 million related to the ownership interest in Strategic Energy at December 31, 2000. The goodwill associated with HSS' ownership interest in RSAE is also reflected on KCP&L's consolidated balance sheet.

Intangible Property
KCP&L electric utility plant on the consolidated balance sheets included intangible computer software of $48.2 million, net of accumulated depreciation of $33.0 million, in 2001 and $51.2 million, net of accumulated depreciation of $21.7 million, in 2000.

KLT Inc. gas property and investments on the consolidated balance sheets included intangible drilling costs of $17.7 million in 2001 and $7.0 million in 2000.

Other nonutility property and investments on the consolidated balance sheets included intangible computer software and other intangible property of $1.7 million, net of accumulated depreciation of $0.2 million, in 2001 and $0.7 million, net of accumulated depreciation in 2000.

11. RECEIVABLES
                                                 December 31
                                               2001        2000
                                                 (thousands)
KCP&L Receivable Corporation               $ 25,723     $ 48,208
KCP&L other receivables                      36,788       67,148
  Consolidated KCP&L receivables             62,511      115,356
Great Plains Energy other receivables        89,603            -
  Great Plains Energy receivables          $152,114     $115,356

In 1999, KCP&L entered into a revolving agreement to sell all of its right, title and interest in the majority of its customer accounts receivable to KCP&L Receivable Corporation, a special purpose entity established to purchase customer accounts receivable from KCP&L expiring in October 2002. The Company expects the agreement to be renewed annually. KCP&L Receivable Corporation has sold receivable interests to outside investors. In consideration of the sale, KCP&L received $60 million in cash in 2000 increasing to $70 million in 2001 and the remaining balance in the form of a subordinated note from KCP&L Receivable Corporation. The agreement is structured as a true sale under which the creditors of KCP&L Receivable Corporation are entitled to be satisfied out of the assets of KCP&L Receivable Corporation prior to any value being returned to KCP&L or its creditors. Accounts receivable sold under the agreement totaled $95.7 million at December
31, 2001 and $108.2 million at December 31, 2000.

Administrative costs associated with the sale of customer accounts receivable of approximately $2.7 million for the year ended December 31, 2001, approximately $4.3 million for the year ended 2000 and approximately $3.5 million for the year ended 1999, were included in Other income and expenses.

KCP&L other receivables at December 31, 2001, consist primarily of receivables from partners in jointly-owned electric utility plants, bulk power sales receivables and accounts receivable held by RSAE and Worry Free. Great Plains Energy other receivables at December 31,
2001, consist of accounts receivable held by KLT Inc. and its subsidiaries, including receivables of $85.0 million held by Strategic Energy. Other receivables at December 31, 2000, consist primarily of receivables from partners in jointly-owned electric utility plants, bulk power sales receivables and accounts receivable held by subsidiaries.

12. SHORT-TERM BORROWINGS AND SHORT-TERM BANK LINES OF CREDIT

In October 2001, Great Plains Energy entered into a $110 million bridge revolving credit facility with tiered pricing based on the credit rating of Great Plains Energy's unsecured long-term debt securities. Later in 2001, this facility was increased to $129 million. At December 31, 2001, Great Plains Energy had $124 million of outstanding borrowings under this facility with a weighted-average interest rate of 3.0%. This facility terminates on February 28, 2002. Great Plains Energy is in the process of syndicating a 364-day, revolving credit facility for up to $225 million with a group of banks to replace the bridge facility. The new facility will be used for general corporate purposes.

In 2001, Strategic Energy entered into a $5 million, variable interest rate line of credit that expires in December 2002. The line is secured by the deposits, moneys, securities, and other property in the possession of the lender. There were no outstanding borrowings under this agreement as of December 31, 2001. In January 2002, Strategic Energy increased this line of credit to $15 million.


KCP&L's short-term borrowings consist of funds borrowed from banks or through the sale of commercial paper as needed. The weighted-average interest rate on the $62.0 million of commercial paper outstanding as of December 31, 2001, was 3.2%. The weighted-average interest rate on the $55.6 million of commercial paper outstanding as of December 31, 2000, was 7.1%. Under minimal fee arrangements, KCP&L's short-term bank lines of credit totaled $196.0 million with $134.0 million unused as of December 31, 2001, and $255.0 million with $199.4 million unused as of December 31, 2000.

RSAE has a $22.0 million short-term bank credit agreement. Great Plains Energy has entered into a support agreement with RSAE and the lender that ensures adequate capital to operate RSAE. At December 31, 2001, RSAE had $20.4 million of outstanding borrowings under the agreement with a weighted-average interest rate of 6.8%.

13. LONG-TERM DEBT AND EIRR BONDS CLASSIFIED AS CURRENT LIABILITIES

KCP&L General Mortgage Bonds
KCP&L has issued mortgage bonds under the General Mortgage Indenture and Deed of Trust dated December 1, 1986, as supplemented. The Indenture creates a mortgage lien on substantially all utility plant. Mortgage bonds secure $364.8 million of medium-term notes and EIRR bonds (see discussion below). KCP&L is prohibited from issuing additional mortgage bonds while its unsecured medium-term notes are outstanding and remain unsecured. KCP&L has $200.0 million of these notes outstanding which mature in March 2002.

During the third quarter 2001, KCP&L remarketed $48.3 million of its $158.8 million secured EIRR bonds due 2012-23 at a fixed rate of 3.90% through August 31, 2004. See discussion of $31.0 million, remarketed weekly, below. The rest of the secured EIRR bonds are in a 35-day, dutch auction mode.

KCP&L Unsecured Notes
KCP&L has a total of $196.5 million of unsecured EIRR bonds outstanding. Series C, $50 million due 2017, has a fixed rate of 4.50% through August 31, 2003. See discussion of series A, B and D (classified as current liabilities) below. During 2001, KCP&L issued $150 million of unsecured senior notes increasing the outstanding unsecured senior notes to a total of $400 million.

KCP&L EIRR Bonds Classified as Current Liabilities
A $31.0 million variable-rate, secured EIRR bond with a final maturity in 2017 is remarketed on a weekly basis, with full liquidity support provided by a 364-day credit facility with one bank. This facility requires KCP&L to represent, as both a condition to renewal and prior to receiving any funding under the facility, that no Material Adverse Change has occurred. KCP&L's available liquidity under this credit line is not impacted by a decline in credit ratings unless the downgrade occurs in the context of a merger, consolidation, or sale. Additionally, in 2001 KCP&L remarketed three series of unsecured EIRR bonds at a fixed rate of 3.25% through August 29, 2002; its series A and B, $106.5 million due 2015, and series D, $40.0 million due 2017. If those bonds to be remarketed in less than one-year could not be remarketed, KCP&L would be obligated to either purchase or retire the bonds. Even though such an occurrence is unlikely, the $177.5 million of bonds discussed above are classified as current liabilities on the balance sheets for the current year and the prior year has been reclassified to be consistent with the current year presentation.

KLT Inc. Long-Term Debt
KLT Investments' affordable housing notes are collateralized by the affordable housing investments. Most of the notes also require the greater of 15% of the outstanding note balances or the next annual

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

installment to be held as cash, cash equivalents or marketable securities. The equity securities held as collateral for these notes are included in other investments and nonutility property on the consolidated balance sheets.


Scheduled Maturities
Great Plains Energy's long-term debt maturities for the years 2002 through 2006 are $239 million, $31 million, $60 million, $293 million and $11 million, respectively. These amounts include consolidated KCP&L's long-term debt maturities for the years 2002 through 2006 of $227 million, $22 million, $56 million, $290 million and $9 million, respectively. EIRR bonds classified as current liabilities discussed above are considered due in 2015 and 2017 for the scheduled maturities.

14. COMMON STOCK EQUITY, PREFERRED STOCK, REDEEMABLE PREFERRED STOCK AND MANDATORILY REDEEMABLE PREFERRED SECURITIES

Common Stock Equity
Effective October 1, 2001, all outstanding KCP&L shares of common stock were exchanged one for one for shares of Great Plains Energy. Great Plains Energy has shares of common stock registered with the Securities and Exchange Commission for a Dividend Reinvestment and Stock Purchase Plan (the Plan). The Plan allows for the purchase of common shares by reinvesting dividends or making optional cash payments. Great Plains Energy currently purchases shares for the Plan on the open market.

As of December 31, 2001, the Company held 35,916 shares of its common stock to be used for future distribution and 60,841 shares were held as of December 31, 2000. The cost of these shares is included in other investments and nonutility property on the consolidated balance sheets.

The Restated Articles of Consolidation contain a restriction related to the payment of dividends in the event common equity falls to 25% of total capitalization. If preferred stock dividends are not declared and paid when scheduled, Great Plains Energy could not declare or pay common stock dividends or purchase any common shares. If the unpaid preferred stock dividends equal four or more full quarterly dividends, the preferred shareholders, voting as a single class, could elect the smallest number of Directors necessary to constitute a majority of the full Board of Directors.

Preferred Stock and Redeemable Preferred Stock
During 2001, KCP&L redeemed its redeemable 4% Cumulative Preferred
Stock.  Shares outstanding totaled 6,357 as of December 31, 2000.
Scheduled mandatory sinking fund requirements for the issue were 1,600 per year. Shares held by KCP&L to meet future sinking fund requirements totaled 5,734 as of December 31, 2000. The cost of these shares held by KCP&L was reflected as a reduction of the capital account.

Effective October 1, 2001, all shares of KCP&L preferred stock were converted to Great Plains Energy preferred stock. As of December 31, 2001, 0.4 million shares of $100 par Cumulative Preferred Stock, 1.6 million shares of Cumulative No Par Preferred Stock and 11 million shares of no par Preference Stock were authorized. Great Plains Energy has the option to redeem the $39.0 million of issued Cumulative Preferred Stock at prices approximating par or stated value.

Mandatorily Redeemable Preferred Securities
In 1997, KCP&L Financing I (Trust) issued $150,000,000 of 8.3% preferred securities. The sole asset of the Trust is the $154,640,000 principal amount of 8.3% Junior Subordinated Deferrable Interest Debentures, due 2037, issued by KCP&L. The terms and interest payments on these debentures correspond to the terms and dividend payments on the preferred securities. KCP&L deducts these payments for tax purposes. KCP&L may elect to defer interest payments on the debentures for a period up to 20 consecutive quarters, causing dividend payments on the preferred securities to be

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

deferred as well. In case of a deferral, interest and dividends will continue to accrue, along with quarterly compounding interest on the deferred amounts. KCP&L may redeem all or a portion of the debentures after March 31, 2002. If KCP&L redeems all or a portion of the debentures, the Trust must redeem an equal amount of preferred securities at face value plus accrued and unpaid distributions. The back-up undertakings in the aggregate provide a full and unconditional guarantee of amounts due on the preferred securities.

15. DERIVATIVE FINANCIAL INSTRUMENTS

On January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. SFAS No. 133 requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

SFAS No. 133 requires that as of the date of initial adoption, the difference between the fair market value of derivative instruments recorded on the balance sheet and the previous carrying amount of those derivatives be reported in net income or other comprehensive income, as appropriate, as a cumulative effect of a change in accounting principle. The adoption of SFAS No. 133 on January 1, 2001, required the Company to record a $0.2 million expense, net of $0.1 million of income tax. The Company did not reflect this immaterial amount as a cumulative effect. This entry increased interest expense by $0.6 million and reduced purchased power expense by $0.3 million. The Company also recorded $17.4 million, net of $12.6 million of income tax, as a cumulative effect of a change in accounting principle applicable to comprehensive income for its cash flow hedges.

Derivative Instruments and Hedging Activities
The Company's activities expose it to a variety of market risks including interest rates and commodity prices. Management has established risk management policies and strategies to reduce the potentially adverse effects that the volatility of the markets may have on its operating results.

The Company's interest rate risk management strategy uses derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest-rate volatility on a portion of its variable rate debt. The Company maintains commodity-price risk management strategies that use derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity price volatility.

The Company's risk management activities, including the use of derivatives, are subject to the management, direction and control of Risk Management Committees.

Interest Rate Risk Management
KCP&L utilizes interest rate management derivatives to reduce a portion of KCP&L's interest rate risk by converting a portion of its variable interest rate payments into fixed interest rate payments.

In 2000, KCP&L issued $200 million of unsecured, floating rate medium-term notes. Simultaneously, KCP&L entered into interest rate cap agreements to hedge the interest rate risk on the notes. The cap agreements are designated as cash flow hedges. The difference between the fair market value of the cap agreements recorded on the balance sheet at initial adoption and the unamortized premium was reported in interest expense.

KCP&L entered into interest rate swap agreements to limit the interest rate on $30 million of long-term debt. These swaps do not qualify for hedge accounting. The swap agreements mature in 2003 and effectively fix the interest to a weighted-average rate of 3.88%. The fair market values of these agreements are recorded as current assets and liabilities and adjustments to interest expense on the

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

income statement. Changes in the fair market value of these instruments are recorded in the income statement.

Commodity Risk Management
KCP&L's risk management policy is to use derivative hedge instruments to mitigate its exposure to market price fluctuations on its projected gas requirements for native and firm sales. These hedging instruments are designated as cash flow hedges. The fair market value of these instruments is recorded as current assets and current liabilities. When the gas is purchased and to the extent the hedge is effective at mitigating the impact of a change in the purchase price of gas, the amounts in other comprehensive income are reclassified to the consolidated income statement. To the extent that the hedges are not effective, the ineffective portion of the changes in fair market value are recorded directly in fuel expense.

Strategic Energy maintains a commodity-price risk management strategy that uses forward physical energy purchases and derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity-price volatility. Supplying electricity to retail customers under fixed rate contracts requires Strategic Energy to match customers' demand with fixed price purchases. In certain markets where Strategic Energy operates, there is limited availability of forward fixed price power contracts. By entering into swap contracts for a portion of its forecasted purchases in these markets, the future purchase price of electricity is effectively fixed under these swap contracts protecting Strategic Energy from price volatility. The swap contracts limit the unfavorable effect that price increases will have on electricity purchases. Under SFAS No. 133, the majority of the swap agreements are designated as cash flow hedges resulting in the difference between the market value of energy and the hedge value being recorded as comprehensive income(loss). At December 31, 2001, the accumulated comprehensive loss, net of income taxes and minority interest, reflected in Great Plains Energy's consolidated statement of capitalization reflected a $11.7 million loss related to such cash flow hedges. However, most of the energy hedged with the swaps has been sold to customers through contracts at prices different than the fair market value used to value the swaps. Therefore, Strategic Energy does not anticipate incurring any of the losses represented in comprehensive income.

The remaining swap agreements do not qualify for hedge accounting. The fair market value of these swaps at January 1, 2001, was recorded as an asset or liability on the consolidated balance sheet and an adjustment to the cost of purchased power. The change in the fair market value and future changes in the fair market values of these swaps will also be recorded in purchased power.

An option that was designated as a cash flow hedge expired on December 31, 2001. The option allowed Strategic Energy to purchase up to 270 megawatts of power at a fixed rate of $21 per mwh. The fair market value of this option and the swap agreements designated as cash flow hedges at January 1, 2001, was recorded as a current asset and a cumulative effect of a change in accounting principle in comprehensive income. When the power is purchased and to the extent the hedge is effective at mitigating the cost of purchased power, the amounts accumulated in other comprehensive income are reclassified to the consolidated income statement. However, most of the energy hedged with the swaps has been sold to customers through contracts at prices different than the fair market value used to value the swaps. Therefore, Strategic Energy will not receive income or losses to the extent represented in comprehensive income in the current or future periods. To the extent that the hedges are not effective, the ineffective portion of the changes in fair market value will be recorded directly in purchased power.

KLT Gas' risk management policy is to use firm sales agreements or financial hedge instruments to mitigate its exposure to market price fluctuations on up to 85% of its daily natural gas production. These hedging instruments are designated as cash flow hedges. The fair market value of these instruments at January 1, 2001, was recorded as current assets and current liabilities, as applicable, and the cumulative effect of a change in an accounting principle in comprehensive income. When the gas is sold and to the extent the hedge is effective at mitigating the impact of a change in the sales price of gas, the amounts in other comprehensive income are reclassified to the consolidated income statement. To the extent that the hedges are not effective, the ineffective portion of the changes in fair market value are recorded directly in gas revenues.

KLT Gas unwound the majority of its gas hedge derivatives with an offsetting swap transaction during the second quarter of 2001
primarily due to declining production at its gas properties.   This
transaction does not qualify for hedge accounting. The fair market value of the swap has been recorded in gas revenues. Future changes in the fair market value of this swap will also be recorded in gas revenues.

KCP&L has eight capacity contracts it considers to be normal purchases and sales and not derivatives in accordance with GAAP. During the fourth quarter of 2001, FASB cleared new implementation guidelines that will be applied in the second quarter of 2002. KCP&L is still evaluating its capacity contracts under the new guidelines, but does not expect the contracts to be considered derivatives under the new guidelines.

The amounts recorded related to the cash flow hedges are summarized below.

Great Plains Energy activity for 2001
                           Cumulative    Increase
                           Effect to   (Decrease) in
                           January 1,  Comprehensive                December 31
                             2001         Income      Reclassified     2001
Balance Sheet Classification
Assets                                          (millions)
  Other current assets       $ 44.5       $(20.6)        $(24.1)      $(0.2)
Liabilities and
  capitalization
  Other current liabilities    (6.8)       (20.8)          14.9       (12.7)
  Other comprehensive
    income                    (17.4)        25.6            3.9        12.1
  Deferred income taxes       (12.7)        18.1            3.1         8.5
  Other deferred credits       (7.6)        (2.3)           2.2        (7.7)


KCP&L activity for 2001
                  Cumulative    Increase                Transferred
                  Effect to   (Decrease) in              to Great
Balance Sheet     January 1, Comprehensive                Plains    December 31
  Classification    2001         Income    Reclassified   Energy       2001
Assets                                      (millions)
  Other current
    assets         $ 44.5        $(20.6)      $(24.1)    $    -       $(0.2)
Liabilities and
  capitalization
  Other current
    liabilities      (6.8)        (15.7)         7.4       15.0        (0.1)
  Other
    comprehensive
    income          (17.4)         23.4          7.6      (13.4)        0.2
  Deferred income
    taxes           (12.7)         16.6          5.6       (9.4)        0.1
  Other deferred
    credits          (7.6)         (3.7)         3.5        7.8           -

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

16. JOINTLY-OWNED ELECTRIC UTILITY PLANTS

KCP&L's share of jointly-owned electric utility plants as of December 31, 2001, is as follows (in millions of dollars):

                                        Wolf Creek    LaCygne       Iatan
                                           Unit        Units        Unit
KCP&L's share                               47%         50%          70%
Utility plant in service                 $ 1,360      $  327      $  253
Estimated accumulated depreciation
  (production plant only)                $   540      $  217      $  163
Nuclear fuel, net                        $    34           -           -
KCP&L's accredited capacity-megawatts        550         681         469

Each owner must fund its own portion of the plant's operating expenses and capital expenditures. KCP&L's share of direct expenses is included in the appropriate operating expense classifications in the income statement.

17. DTI HOLDINGS, INC. AND SUBSIDIARIES

On December 31, 2001, a subsidiary of KLT Telecom, DTI Holdings, Inc. (Holdings) and its subsidiary Digital Teleport Inc. (collectively called DTI), filed voluntary petitions in Bankruptcy Court for the Eastern District of Missouri for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filings enable DTI to continue to conduct its business operations while restructuring its financial obligations. DTI is a telecommunications company headquartered in St. Louis that focuses on providing access and connectivity to secondary and tertiary markets. KLT Telecom has agreed to provide up to $5 million in DIP financing to Digital Teleport Inc. during the bankruptcy process if it achieves certain financial goals. If KLT Telecom provides loans under this DIP financing agreement, it will have priority repayment over most other DTI obligations.

KLT Telecom originally acquired a 47% interest in DTI in 1997. On February 8, 2001, KLT Telecom acquired control of DTI by purchasing shares from the majority shareholder, Richard D. Weinstein (Weinstein) increasing its ownership to 83.6%. In connection with the February 8, 2001 purchase agreement, KLT Telecom granted Weinstein a put option. The put option allows Weinstein to sell his remaining shares to KLT Telecom during a period beginning September 1, 2003, and ending August 31, 2005. The shares shall have an aggregate exercise price equal to the fair market of the shares with an aggregate floor amount of $15 million. The put option has negligible value at December 31, 2001, because of the bankruptcy of DTI and prior to December 31, 2001, because of the contract provisions.

Prior to items discussed below, KLT Telecom's remaining $175.2 million investment in DTI included a February 1, 2001, $94 million loan to Holdings, the proceeds of which were used to repurchase a portion of its Senior Discount Notes, and $47 million in loans to Digital Teleport Inc. under various arrangements. The $47 million of loans are secured, to the extent permitted by law or agreement, by Digital Teleport Inc.'s assets. In December 2001, KLT Telecom converted $84 million of the $94 million loan, plus accrued interest of $8.5 million, to an equity contribution.

The Company obtained from legal counsel, an opinion which stated that based upon and subject to the analysis, limitations and qualifications set forth in the opinion, that they are of the opinion that a court applying Missouri law and acting reasonably in a properly presented and argued case would hold that the corporate veil of DTI would not be pierced with respect to Great Plains Energy and its subsidiaries and therefore neither Great Plains Energy nor the subsidiaries would be required to fund, beyond KLT

Telecom's current equity investment in or loans to DTI, directly, indirectly or through guarantees, any of the present, past or future liabilities, commitments or obligations of DTI except for the DIP loan and certain performance bonds.

The operating results of DTI have been included for the period
February 8, 2001, (date of acquisition) through September 30, 2001, for consolidated KCP&L and through December 31, 2001, for Great Plains Energy.

During the fourth quarter of 2001, the following have been recognized in the financial statements of Great Plains Energy related to the activities of DTI:

  - Wrote off $60.8 million of goodwill related to the purchase of DTI in February 2001.
  - Recorded a $342.5 million impairment of DTI's assets resulting in a negative KLT Telecom investment of $228.1 million.
  - Because of DTI's filing for bankruptcy protection under the U.S. Bankruptcy code, KLT Telecom no longer has control over nor can they exert significant control over DTI. As a consequence, as of December 31, 2001, DTI has been de-consolidated and is presented on the cost basis. Consequently KLT Telecom will not include the ongoing results of operations, earnings or losses incurred by DTI during bankruptcy.
  - Because of the legal opinion from counsel discussed above, the Company was able to record a reduction in the negative investment of $207.5 million. This reduction resulted in a net impairment charge of $195.8 million ($342.5 million impairment of DTI's assets plus the $60.8 million write-off of goodwill less the $207.5 million adjustment of KLT Telecom's investment) and a remaining negative investment of $20.6 million. This remaining negative investment represents the possible commitments and guarantees relating to DTI including the $5 million for DIP financing and the $15 million aggregate floor of the Weinstein put option. The $20.6 million is included in Deferred Credits and Other Liabilities - Other on Great Plains Energy's consolidated balance sheet.

The results of the above include a $140.0 million ($2.27 per share) reduction to net income ($195.8 included in (Gain) Loss on Property in Operating Expenses and $55.8 million of income tax benefits included in Income Taxes on Great Plains Energy's Consolidated Statements of Income).

The $55.8 million income tax benefits applicable to this net write-off is net of a $15.8 million tax valuation allowance due to the uncertainty of recognizing future tax deductions while in the bankruptcy process. The $55.8 million income tax benefit reflects the impact of DTI's 2001 abandonment of its $104 million of long-haul assets in addition to other expected tax deductions. If additional assets of DTI are sold or abandoned during the bankruptcy process, or additional tax losses not already reflected are incurred by DTI, KLT Telecom will record tax benefits associated with these additional tax deductions at that time. The amount of additional tax deductions will be limited by KLT Telecom's tax basis in DTI. DTI's tax losses will continue to be included in Great Plains Energy's consolidated tax return. In accordance with the tax allocation agreement with DTI, cash tax savings are shared with DTI only to the extent DTI generates taxable income to utilize such losses.
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

Following are condensed DTI consolidated financial statements for the year ended December 31, 2001.
                                                               Net Assets
                                                             De-consolidated
                                                                 by KLT
 DTI Consolidated Balance Sheet December 31, 2001                Telecom
                                                                (millions)
 Assets
   Property and equipment, net                      $   46.9
   Other                                                 6.1
     Total assets                                   $   53.0    $ (53.0)
 Liabilities
   Current liabilities not subject to compromise    $    0.2        0.2
   Liabilities subject to compromise
     Loans from KLT Telecom                             57.0
     Deferred revenue                                   45.8       45.8
     Interest payable to KLT Telecom                     3.0
     Other                                              31.9       31.9
     Senior discount notes
       Held by KLT Telecom                               8.5
       Held by others                                  203.2      203.2
     Total liabilities subject to compromise           349.4
 Stockholders' equity(deficit)                        (296.6)

     Total liabilities and
       stockholders' equity(deficit)                $   53.0    $ 228.1

 DTI Consolidated Statement of Income for the Year Ended December 31, 2001
                                                              (millions)
 Telecommunications service revenues                           $   17.4
 Operating expenses
   Provision for impairment of long-lived assets           (a)   (342.5)
   Other                                                          (44.2)
   Interest expense net of interest income                        (31.9)
     Loss before income tax benefit and extraordinary item       (401.2)
 Income tax benefit                                                37.9
 Gain on early extinguishment of debt                              57.2
     Net loss                                                  $ (306.1)

(a) The write-down of assets was determined by DTI in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". The write-down reflects the abandonment of $104 million of long-haul assets and the impairment of the rest of the telecommunication network and equipment. The impairment is primarily a result of the downward trends in certain segments of the economy, particularly with respect to previously expected growth of demand in technology and telecommunications, the accompanying deterioration in value of DTI's operating assets and its Chapter 11 filing. The fair value used in the impairment analysis was derived primarily from the discounted cash flows from continued future operations.

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

 DTI Consolidated Statement of Cash Flows for the Year Ended
 December 31, 2001
                                                               (millions)
 Net cash used in operating activities                         $  (10.8)
 Net cash used in investing activities                            (41.2)
 Cash provided by financing activities                             42.9
   Net decrease in cash and cash equivalents                   $   (9.1)

 Reconciliation of DTI consolidated financial statements to DTI financial results included in Great Plains Energy consolidated financial statements
                                                               (millions)
 Loss before income tax benefit and extraordinary item         $ (401.2)
 Loss before consolidation on February 8, 2001                      7.1
 Goodwill write-off                                               (60.8)
 Reduction to KLT Telecom's negative investment in DTI            207.5
   Total                                                       $ (247.4)

 Net DTI write-off                                             $ (195.8)
 DTI operational loss, excluding net write-off                    (51.6)
   Total equal to the above                                      (247.4)
 Other                                                             (1.0)
   Total included in loss before income taxes                    (248.4)
 Income tax benefits recorded by KLT Telecom                       74.6
   Loss before extraordinary item                                (173.8)
 Early extinguishment of debt                                      15.9
   DTI loss included in Great Plains Energy consolidated loss  $ (157.9)

Extraordinary Item  Early Extinguishment of Debt
The KLT Telecom gain on early extinguishment of debt resulted from DTI's completion of a successful tender offer for 50.4 percent of its outstanding Senior Discount Notes prior to KLT Telecom acquiring a majority ownership in DTI. The $15.9 million early extinguishment of debt has been reduced by the losses previously recorded by DTI but not reflected by KLT Telecom, and is net of $9.1 million of income taxes.

18. PROPOSED INTERNAL REVENUE SERVICE ADJUSTMENT - CORPORATE OWNED
LIFE INSURANCE

During 2000, KCP&L recorded a $12.7 million charge for the Federal and states income tax impact of the proposed disallowance of interest deductions on corporate owned life insurance loans and assessed interest on the disallowance for tax years 1994 to 1998. KCP&L believes it has complied with all applicable tax laws and regulations. As a result, KCP&L plans to vigorously contest the IRS's disallowance up to, and including, all appeals available.

19. QUARTERLY OPERATING RESULTS (UNAUDITED)

Quarterly operating results for Great Plains Energy and consolidated KCP&L are identical prior to the October 1, 2001, formation of a holding company. Thus, Great Plains Energy and consolidated KCP&L are presented separately below for the year 2001 to reflect the differences for the registrants in the fourth quarter. The 2000 quarterly operating results presented below represent both Great Plains Energy and consolidated KCP&L.

 Great Plains Energy
                                                  Quarter
                                   1st         2nd       3rd         4th
                                                (millions)
 2001
 Operating revenues               $280.2     $346.5     $480.9     $ 354.3
 Operating income (loss)             7.4       75.8      131.7      (157.7)
 Income (loss) before
   extraordinary item               (3.0)      36.2       55.6      (128.8)
 Net income (loss)                  12.9       36.2       55.6      (128.9)
 Basic and diluted earnings
   (loss) per common share
   before extraordinary item      $(0.06)    $ 0.58     $ 0.89     $ (2.09)
 Basic and diluted earnings
   (loss) per common share        $ 0.20     $ 0.58     $ 0.89     $ (2.09)

 Basic and diluted earnings per common share in the fourth quarter of 2001 include a loss of $2.27 due to the net write-off of the investment in DTI.

Consolidated KCP&L
                                                  Quarter
                                   1st         2nd       3rd         4th
                                                (millions)
 2001
 Operating revenues               $280.2     $346.5     $480.9     $ 243.3
 Operating income                    7.4       75.8      131.7        39.8
 Income (loss) before
   extraordinary item               (3.0)      36.2       55.6        15.0
 Net income                         12.9       36.2       55.6        15.0

 Certain reclassifications have been made to previously reported amounts in the 2001 Form 10-Q's, reflecting audit adjustments to revenues and purchased power recorded by Strategic Energy. There is no impact to net income as a result of these adjustments. Revenues previously reported were $281.9 million, $354.3 million, and $492.6 million for the first, second and third quarters of 2001, respectively.

Great Plains Energy and Consolidated KCP&L
                                                  Quarter
                                   1st         2nd       3rd         4th
                                                (millions)
 2000
 Operating revenues               $199.3     $290.9     $378.4     $247.3
 Operating income                   22.0       63.3      142.2       64.8
 Income before cumulative effect
   of changes in accounting
   principles                        0.6       26.7       81.6       19.7
 Net income                         30.7       26.7       81.6       19.7
 Basic and diluted earnings per
   common share before cumulative
   effect of changes in
   accounting principles               -     $ 0.43     $ 1.31     $ 0.31
 Basic and diluted earnings per
   common share                   $ 0.49     $ 0.43     $ 1.31     $ 0.31

 Basic and diluted earnings per common share in the third and fourth quarter of 2000, include $0.62 and $0.48, respectively, from the sales of gas properties.

 The quarterly data is subject to seasonal fluctuations with peak periods occurring during the summer months.

                        Report of Independent Accountants

To the Shareholders and the Board of Directors of Great Plains Energy Incorporated:

We have audited the accompanying consolidated balance sheets and statements of capitalization of Great Plains Energy Incorporated and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, retained earnings and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession) (an 83.6 percent owned entity), as of and for the year ended December 31, 2001, which statements reflect total assets of $53.0 million as of December 31, 2001 and total revenues of $17.4 million and a net loss of $306.1 million for the year ended December 31, 2001. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for DTI Holdings, Inc. and Subsidiaries is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.
In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Plains Energy Incorporated and Subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 15 to the consolidated financial statements, the Company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended on January 1, 2001. As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for pensions in 2000.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
February 5, 2002, except with respect to Note 9, as to which the date is May 22, 2002

                        Report of Independent Accountants

To the Shareholder and the Board of Directors of Kansas City Power & Light Company:

We have audited the accompanying consolidated balance sheets and statements of capitalization of Kansas City Power & Light Company (a wholly-owned subsidiary of Great Plains Energy Incorporated) and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, retained earnings and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession) (an 83.6 percent owned entity through September 30,
2001), as of and for the year ended December 31, 2001, which statements reflect total assets of $53.0 million as of December 31, 2001 and total revenues of $17.4 million and a net loss of $306.1 million for the year ended December 31, 2001. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for DTI Holdings, Inc. and Subsidiaries is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kansas City Power & Light Company and Subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 15 to the consolidated financial statements, the Company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended on January 1, 2001. As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for pensions in 2000.
As discussed in Note 1 to the consolidated financial statements, on October 1, 2001 the Company completed its corporate reorganization creating a holding company structure.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
February 5, 2002, except with respect to Note 9, as to which the date is May 22, 2002

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of DTI Holdings, Inc.

We have audited the accompanying balance sheets of DTI Holdings, Inc. and subsidiaries (Debtors-in-Possession) (the "Company") as of December 31, 2000 and 2001, and the related statements of operations and stockholder's equity (deficit) and of cash flows for the years ended June 30, 1999 and 2000, the six-month period ended December 31, 2000 and the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of DTI Holdings, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended June 30, 1999 and 2000, the six-month period ended December 31, 2000 and the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show
(a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company's recurring losses from operations, negative working capital, and stockholders' capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3, the Company determined that the carrying value of its long-lived assets had been impaired during the year. In accordance with Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed of, the Company recorded an impairment charge of approximately $342 million at December 31, 2001.


/s/ DELOITTE & TOUCHE, LLP

St. Louis, Missouri
January 30, 2002